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Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

LEXTRON, INC.,

BUFFALO ACQUISITION, INC.,

AND

ANIMAL HEALTH INTERNATIONAL, INC.

March 14, 2011

i

ii

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of March 14, 2011, by and among Lextron, Inc., a Colorado corporation ("Parent"), Buffalo Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Animal Health International, Inc., a Delaware corporation (the "Company"), with reference to the following facts:

RECITALS

        A.    The Board of Directors of each of Parent, Merger Sub and the Company have approved the acquisition of the Company by Parent on the terms and conditions set forth in this Agreement.

        B.    The acquisition of the Company shall be effected through a merger (the "Merger") of Merger Sub with and into the Company in accordance with the terms of this Agreement and the General Corporation Law of the State of Delaware, as amended (the "DGCL"), as a result of which the Company shall become a wholly owned subsidiary of Parent.

        C.    The Board of Directors of the Company has (A) (i) determined that this Agreement and the transactions contemplated by this Agreement, including, without limitation, the Merger, are advisable and in the best interests of the Company and the Company Stockholders (as defined below), and (ii) approved this Agreement and the transactions contemplated by this Agreement, including, without limitation, the Merger in accordance with the DGCL, and (B) resolved to recommend that the Company Stockholders adopt this Agreement.

        D.    The Board of Directors of the Merger Sub has (A) (i) determined that this Agreement and the transactions contemplated by this Agreement, including, without limitation, the Merger, are advisable and in the best interests of the Merger Sub and its sole stockholder, and (ii) approved this Agreement and the transactions contemplated by this Agreement, including, without limitation, the Merger in accordance with the DGCL, and (B) recommended that the sole stockholder of the Merger Sub adopt this Agreement.

        E.    As a condition to and inducement to Parent's and Merger Sub's willingness to enter into this Agreement, simultaneously with the execution of this Agreement, certain stockholders of the Company are entering into voting agreements with Parent and Merger Sub (the "Voting Agreements"), pursuant to which such stockholders have, among other things, agreed to give Parent and Merger Sub an irrevocable proxy to vote all of the shares of capital stock of the Company that such stockholders own.

        F.     As a condition to and inducement to the Company's willingness to enter into this Agreement, simultaneously with the execution of this Agreement, each of Green Equity Investors V, L.P., a Delaware limited partnership and Green Equity Investors Side V, L.P., a Delaware limited partnership (each, a "Guarantor" and, collectively, the "Guarantors") is entering into a limited guaranty in favor of the Company (the "Guaranty") with respect to certain obligations of Parent and Merger Sub under this Agreement.

        G.    Parent, Merger Sub and the Company desire to (i) make certain representations and warranties in connection with the Merger; (ii) make certain covenants and agreements in connection with the Merger; and (iii) prescribe various conditions to the Merger.

 AGREEMENT

        NOW, THEREFORE, in consideration of the foregoing and the following representations, warranties, covenants and agreements, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
DEFINITIONS AND RULES OF CONSTRUCTION

        Section 1.1    Definitions.     Unless the context otherwise requires, the terms defined in this Article 1 shall have the meanings specified or referred to for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined.

        "Acquisition Proposal"—means any, inquiry, indication of interest, proposal or offer for any transaction or series of related transactions involving (i) a merger, tender offer, exchange offer, recapitalization, reorganization, liquidation, dissolution, business combination or consolidation, or any similar transaction, involving the Company or its Subsidiaries, (ii) a sale, lease, license, exchange, mortgage, pledge, transfer or other acquisition of assets that constitute at least 15% of the assets of the Company and its Subsidiaries, taken as a whole, or (iii) a purchase, tender offer or other acquisition (including by way of merger, consolidation, stock exchange or otherwise) of, or any issuance of securities in which any Person or "group" (as defined in the Exchange Act and the rules and regulations thereunder) of Persons directly or indirectly acquires, record or beneficial ownership (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act and the rules and regulations thereunder) of securities representing 15% or more of the voting power of the Company or any of its Subsidiaries; provided, however, that the term "Acquisition Proposal" shall not include the Merger or the other transactions contemplated by this Agreement.

        "Action"—means any civil, criminal or administrative suit, claim, hearing, action, proceeding or, to the Company's Knowledge, any formal investigation.

        "Affiliate"—means, when used with respect to any party, any Person who is an "affiliate" of that party within the meaning of Rule 405 promulgated under the Securities Act.

        "Agreement"—as defined in the preamble.

        "Antitrust Consents"—as defined in Section 6.5(b).

        "Antitrust Laws"—as defined in Section 6.5(b).

        "Antitrust Order"—as defined in Section 6.5(b).

        "Applicable Date"—as defined in Section 3.6(a).

        "Available Financing"—as defined in Section 6.7.

        "Certificate of Merger"—as defined in Section 2.3.

        "Closing"—as defined in Section 2.2.

        "Closing Date"—means the date and time that the Closing takes place.

        "Code"—means the Internal Revenue Code of 1986.

        "Company"—as defined in the preamble.

        "Company Common Stock"—means the Common Stock, par value $0.01 per share, of the Company.

        "Company Indemnification Provisions"—as defined in Section 6.4(a).

        "Company IP Rights"—as defined in Section 3.9(b).

        "Company Reports"—as defined in Section 3.6(a).

        "Company Stock Award"—as defined in Section 2.9(b).

        "Company Stockholders"—means the holders of Company Common Stock.

        "Confidentiality Agreement"—means the Confidentiality Agreement dated September 16, 2009, as amended on December 2, 2010, between Parent and the Company.

        "Contract"—means any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other contractual obligation.

        "Copyrights"—as defined in Section 3.9(a).

        "DGCL"—as defined in Recital B.

        "Debt Commitment Letter"—as defined in Section 4.6(a).

        "Debt Financing"—as defined in Section 4.6(a).

        "Disclosure Schedule"—means the Disclosure Schedule referred to in Article III, which is signed and delivered to Parent by the Company concurrently with this Agreement.

        "Dissenting Shares"—means Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who complies with Section 262 of the DGCL until such time as such holder fails to perfect or effectively withdraws or otherwise loses such holder's appraisal rights under the DGCL with respect to such Shares.

        "Effective Time"—as defined in Section 2.3.

        "Environment"—means any surface or subsurface, physical medium or natural resource, including soil, surface waters, groundwaters, stream and river sediments, land, surface or subsurface strata, ambient air and biota.

        "Environmental Claim"—means any litigation, proceeding, order, directive, summons, complaint, investigation, claim, notice, fine, penalty, violation or citation, from any Governmental Authority or other Person relating to or arising out of Environmental Laws or the use, treatment, storage, handling, disposal or release of or exposure to Hazardous Substances.

        "Environmental Laws"—means all applicable foreign, federal, state and local laws (including the common law), statutes, regulations, rules, codes and ordinances binding on the Company and its Subsidiaries as of the date hereof relating to human health and safety, or the pollution, or protection of the Environment, or the discharge of Hazardous Substances into the Environment.

        "Equity Commitment Letters"—as defined in Section 4.6(a).

        "Equity Incentive Plan"—means the Company's 2007 Stock Option and Incentive Plan.

        "ERISA"—as defined in Section 3.12(a).

        "ERISA Affiliate"—as defined in Section 3.12(a).

        "Exchange Act"—means the Securities Exchange Act of 1934, as amended.

        "Exchange Agent"—means a bank or trust company designated by Parent to serve as an exchange agent (the identity of which shall be reasonably acceptable to the Company).

        "Excluded Shares"—means any shares of Company Common Stock held as of the Effective Time by Company (including those held in the Company's treasury) or its Subsidiaries, Parent or Merger Sub.

        "Fairness Opinion"—as defined in Section 3.3(b).

        "Financing"—as defined in Section 4.6(a).

        "Financing Agreements"—as defined in Section 6.6(c).

        "Financing Commitments"—as defined in Section 4.6(a).

        "GAAP"—means generally accepted accounting principles in the United States of America.

        "Governmental Authority"—means any court or tribunal or administrative, governmental or regulatory body, agency, authority or other governmental entity.

        "Guarantors"—as defined in Recital F.

        "Guaranty"—as defined in Recital F.

        "Hazardous Substances"—means any chemical material or substance which is defined or regulated under applicable Environmental Laws or defined as a "hazardous substance," "hazardous waste," "hazardous materials," "hazardous constituents," "toxic substances," "toxic waste," "pollutants," "contaminants" or words of similar import under any Environmental Law, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), and the Clean Air Act (42 U.S.C. §7401 et seq.), and including any such regulated chemicals, materials or substances that contain polychlorinated biphenyl or gasoline, diesel fuel or other petroleum hydrocarbons or petroleum products or petroleum derived substances, radioactive materials, urea formaldehyde, pesticides, volatile organic compounds, asbestos, mold or radon gas.

        "HSR Act"—as defined in Section 3.4(b).

        "Indemnified Parties"—as defined in Section 6.4(a).

        "Intellectual Property"—as defined in Section 3.9(a).

        "IP Licenses"—as defined in Section 3.9(d).

        "IRS"—means the Internal Revenue Service.

        "Key Sales Representative"—means a sales representative of the Company or any of its Subsidiaries who, in either of the two most recently ended fiscal years, (i) was among the top 20% of all such sales representatives in total commissions or total sales revenues, or (ii) was responsible for at least $4,000,000 in total sales revenues.

        "Knowledge of the Company" or "to the Company's Knowledge"—means the actual knowledge, after reasonable inquiry, of the Chief Executive Officer or any Vice President of the Company, or any other officer of the Company having primary responsibility for the subject matter in question.

        "Latest Balance Sheet"—as defined in Section 3.6(c).

        "Leased Real Property"—as defined in Section 3.8(b).

        "Legal Requirements"—means, collectively, all foreign, federal, state, local or municipal law, statutes and ordinances (and any rules and regulations promulgated thereunder), common law, or any rule, regulation, standard, order, writ, injunction, award, judgment, agency requirement, decree, license or permit of any Governmental Authority applicable to a Party or the assets, properties or business of a Party.

        "Lien"—means all mortgages, liens, pledges, charges, security interests or encumbrances of similar effect.

        "Marks"—as defined in Section 3.9(a).

        "Material Adverse Effect"—means any fact, circumstance, event, change or development or effect that, individually or in the aggregate with all other facts, circumstances, events, effects, changes or developments occurring or existing prior to the determination of a Material Adverse Effect, has or could reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole; provided, that no fact, circumstance, event, effect, change or development resulting from or relating to any of the following shall be considered in determining whether there has occurred, a Material Adverse Effect: (i) changes in national or international economic, political, regulatory or business conditions generally, or the securities, credit or financial markets, or the outbreak or escalation of hostilities, including acts of war or terrorism, so long as such changes do not affect the Company and its Subsidiaries, taken as a whole, in a manner materially disproportionate to other Persons operating in the same industry as the Company; (ii) changes in factors generally affecting the industries or markets in which the Company and its Subsidiaries operate so long as such changes or factors do not affect the Company and its Subsidiaries, taken as a whole, in a manner materially disproportionate to other Persons operating in the same industry as the Company; (iii) changes in any Legal Requirements, law, rule or regulation or GAAP or the interpretation thereof; (iv) any action taken pursuant to or in accordance with this Agreement or taken by or at the written request of Parent; (v) any failure by the Company to meet any internal or published estimates of revenues or earnings for any period ending on or after the date of this Agreement and prior to the Closing Date (it being understood, however, that any fact, circumstance, event, effect, change, circumstance or development causing or contributing to such failure to meet financial expectations or projections may constitute a Material Adverse Effect with respect to the Company to the extent otherwise consistent with this definition and may be taken into account in determining whether a Material Adverse Effect has occurred with respect to the Company); (vi) a decline in the price or changes in the trading volume of the shares of Company Common Stock on The Nasdaq Global Market (it being understood, however, that any fact, circumstance, event, effect, change, circumstance or development causing or contributing to such decline in price or changes in trading volume may constitute a Material Adverse Effect with respect to the Company to the extent otherwise consistent with this definition and may be taken into account in determining whether a Material Adverse Effect has occurred with respect to the Company); (vii) changes resulting from the public announcement made in accordance with the terms hereof of this Agreement or the transactions contemplated by this Agreement (including the loss or departure of employees or adverse developments in relationships with customers, suppliers, vendors, distributors, financing sources, strategic partners or other business partners); or (viii) any litigation relating directly and primarily to the announcement, negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement.

        "Material Contract"—means the Contracts meeting the standards set forth in Section 3.10(a)(i)-(xvi) and the IP Licenses identified or required to be identified on Part 3.9(d) of the Disclosure Schedule, together in each case with all exhibits and schedules to such Contracts or IP Licenses.

        "Material Divestiture Action"—as defined in Section 6.5(c).

        "Merger"—as defined in Recital B.

        "Merger Consideration"—as defined in Section 2.8(a).

        "Merger Sub"—as defined in the preamble.

        "Nasdaq"—means The Nasdaq Stock Market, LLC.

        "Order"—means any order, writ, assessment, decision, injunction, decree, ruling or judgment of a Governmental Authority.

        "Organizational Documents"—means: (a) the articles or certificate of incorporation or association and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the articles of association or certificate of formation and the bylaws or the limited liability company or operating agreement of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of any entity; and (f) any amendment to any of the foregoing.

        "Owned Real Property"—as defined in Section 3.8(a).

        "Parent"—as defined in the preamble.

        "Parent Termination Fee"—as defined in Section 8.4(b).

        "Party"—means Parent, Merger Sub or the Company, and "Parties" means Parent, Merger Sub and the Company.

        "Patents"—as defined in Section 3.9(a).

        "Permits"—means all authorizations, licenses, permits, certificates, certifications, approvals, clearances, exemptions, filings, registrations, franchises and orders of any Governmental Authority.

        "Permitted Liens" means (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (b) mechanics', carriers', workers', repairers' and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (c) zoning, entitlement, building and other land use regulations, permits, orders, decisions, and conditions imposed by Governmental Authorities having jurisdiction over such Person's owned or leased real property, which are not violated in a material manner by the current use and operation of such real property, (d) covenants, conditions, restrictions, easements and other similar non-monetary matters of record affecting title to such Person's owned or leased real property, which are not violated in a material manner by the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person's businesses, (e) any right of way or easement related to private or public roads and highways, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person's businesses, (f) Liens arising under workers' compensation, unemployment insurance, social security, retirement and similar legislation, and (g) any Liens disclosed in the Disclosure Schedule.

        "Person"—an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, the executors, administrators or other legal representative of an individual in such capacity, unincorporated association, joint venture, a government or any agency or department of any government or other entity.

        "Plans"—as defined in Section 3.12(a).

        "Primary Stockholders"—as defined in Section 6.1(c).

        "Proxy Statement"—as defined in Section 6.1(a).

        "Real Property"—as defined in Section 3.8(c).

        "Real Property Lease"—as defined in Section 3.8(b).

        "Recommendations"—as defined in Section 3.3(b).

        "Required Information"—as defined in Section 6.7.

        "Sarbanes-Oxley Act"—means the Sarbanes-Oxley Act of 2002.

        "SEC"—means the United States Securities and Exchange Commission.

        "Securities Act"—means the Securities Act of 1933.

        "Stockholders' Meeting"—as defined in Section 6.1(b).

        "Shares"—means all the issued and outstanding shares of Company Common Stock except for the Excluded Shares.

        "Software"—as defined in Section 3.9(f).

        "Stock Option"—means an option to purchase shares of Company Common Stock granted under the Company's Equity Incentive Plan or its predecessor plans to employees, officers, directors and consultants of the Company.

        "Subsidiary"—as to any Person, an entity, such as a corporation, partnership, firm, limited liability company, association, business organization, enterprise or other entity, in which such Person holds directly or indirectly (through one or more other Subsidiaries) securities or other interests conferring the power to elect a majority of the board of directors or similar governing body.

        "Superior Proposal"—means any written Acquisition Proposal (with all references to 15% in the definition of Acquisition Proposal being treated as references to 50% for these purposes) made by a third party that the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel and financial advisors, is reasonably capable of being consummated, and if consummated would be more favorable to the Company Stockholders than the Merger from a financial point of view, taking into account all financial, regulatory, legal and other aspects of such Acquisition Proposal, including, without limitation, the likelihood of consummation.

        "Surviving Corporation"—as defined in Section 2.1.

        "Tax Agency"—means any governmental agency dealing with the administration or the collection of Taxes.

        "Tax Return"—means any return, information statement, declaration, disclosure, schedule, or report relating to any and all Taxes, including any amendments of any previously filed return filed or required to be filed with any Tax Agency.

        "Tax" or "Taxes"—means any United States, foreign, federal, state, and local taxes, assessments, duties and other similar governmental charges and impositions, including all customs duties, taxes based upon or measured by gross receipts, income, profits, windfall severance, production, license, franchise, sales, use and occupation, capital stock, paid up capital, commercial rent and value added, ad valorem, transfer, franchise, withholding (whether as a withholding agent or direct obligee), payroll, recapture, employment, excise, property taxes, or similar taxes together with all interest, penalties and additions imposed with respect to such amounts.

        "Termination Date"—means October 14, 2011.

        "Termination Fee"—as defined in Section 8.4(a).

        "Trade Secrets"—as defined in Section 3.9(a).

        "Voting Agreements"—as defined in Recital E.

        "Voting Debt"—as defined in Section 3.5(c).

        Section 1.2    Rules of Construction.

          (a)   This Agreement has been negotiated by the Parties and is to be interpreted according to its fair meaning as if the Parties had prepared it together and not strictly for or against any Party.

          (b)   The definitions set forth or referenced in Section 1.1 apply equally to both the singular and plural forms of the terms defined. Any pronoun includes the corresponding masculine, feminine and neuter forms, as the context requires. The words "include," "includes" and "including" will be deemed to be followed by the phrase "without limitation." The word "or" is not exclusive. The words "shall" and "will" are used interchangeably and are intended to have, and will be deemed to have, the same meaning. The words "herein," "hereof" and "hereunder" and words of similar import refer to this Agreement (including the Exhibits and Schedules) in its entirety and not to any part of this Agreement unless the context otherwise requires. All references to Articles, Sections, Exhibits and Schedules will be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context otherwise requires.

          (c)   Any references to any agreement or other document or instrument or to any statute or regulation are to it as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provisions, and to any rules and regulations promulgated thereunder), unless the context otherwise requires.

          (d)   Any reference to a "day" or number of "days" (without the explicit qualifications of "business") will be interpreted as a reference to a calendar day or number of calendar days. Any reference to a "business day" means any day that is not a Saturday, Sunday or day on which banks in New York, New York, are authorized or required by law to close. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a business day, then such action or notice will be deferred until, or may be taken or given on, the next business day. All references to dollar amounts will be references to United States Dollars.

ARTICLE II
THE MERGER

        Section 2.1    The Merger.     At the Effective Time, and subject to and upon the terms and conditions of this Agreement and applicable provisions of the DGCL, (i) Merger Sub shall be merged with and into the Company; (ii) the separate corporate existence of Merger Sub shall cease; and (iii) the Company shall be the surviving corporation (the "Surviving Corporation") and will be a wholly owned Subsidiary of Parent.

        Section 2.2    Closing.     The consummation of the Merger (the "Closing") shall take place at the offices of Sherman & Howard L.L.C., 633 17th St., Suite 3000, Denver, Colorado 80202, at 10:00 a.m., local time, unless another place is agreed to in writing by Parent and the Company, on a date to be designated by Parent, which shall be no later than three (3) business days after satisfaction or waiver of all of the conditions set forth in Section 7.2, or such later date as or as Parent and the Company shall agree; provided, that without the prior written consent of Parent, the Closing shall not occur prior to 35 business days following the date hereof. Upon agreement of the Parties, the Closing may be conducted by e-mail or facsimile transmission and wire transfer. In such event, at or before the Closing, each Party shall deliver to the others by e-mail or facsimile transmission scanned executed originals of each agreement, certificate or other document contemplated hereby to which it is a party and shall deliver to the other Parties paper copies, facsimiles or e-mails of scanned copies of all other documents and instruments that it is required to deliver at or before the Closing. The documents, certificates and agreements so delivered shall for all purposes be deemed originals thereof and the signatures of the Parties thereon shall be deemed original signatures. Promptly following the Closing, each Party shall deliver by overnight courier to the appropriate other Party or Parties the executed originals of all transaction agreements and all other original documents and certificates required to be delivered by it at or before the Closing. The failure of any Party to deliver executed originals after the Closing shall not affect the validity of any action taken at the Closing.

        Section 2.3    Effective Time.     On the Closing Date (or on such other date the Parent and the Company may agree in writing), the Parties shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, and executed by the Company in accordance with, the applicable provisions of the DGCL. The Merger shall become effective at the time at which the Certificate of Merger is duly filed with and accepted for filing by the Secretary of State of the State of Delaware or at such later time as is agreed upon in writing by the Parent and the Company and specified in the Certificate of Merger, and such time is hereinafter referred to as the "Effective Time".

        Section 2.4    Effect of the Merger.     The effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the assets, property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, obligations, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

        Section 2.5    Certificate of Incorporation; Bylaws.     At the Effective Time, the Certificate of Incorporation of the Company shall be amended and restated in its entirety to read as set forth on Exhibit A attached hereto (and which shall contain such exculpation and indemnification provisions as are required by Section 6.4(a) hereof) and, as so amended, shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended in accordance with the DGCL and as provided in such certificate of incorporation. The Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended at the Effective Time to conform to the bylaws of Merger Sub, as in effect immediately prior to the Effective Time (and which shall contain such exculpation and indemnification provisions as are required by Section 6.4(a) hereof), except as to the name of the Surviving Corporation, which shall be Animal Health International, Inc., and as so amended shall be the bylaws of the Surviving Corporation until thereafter amended as provided by applicable law, the certificate of incorporation of the Surviving Corporation and such bylaws.

        Section 2.6    Directors and Officers.     The directors and officers of Merger Sub immediately before the Effective Time shall be the initial directors and officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation and until their respective successors are duly elected or appointed and qualified.

        Section 2.7    Further Action After the Effective Time.     If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub immediately before the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

        Section 2.8    Conversion of Shares in the Merger.     At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any securities of the Company or Merger Sub, the following shall occur:

          (a)      Conversion of Company Stock.     Each share of Company Common Stock issued and outstanding immediately before the Effective Time (other than any shares to be cancelled pursuant to Section 2.8(c) and any Dissenting Shares) shall be automatically converted into the right to receive $4.25 per share, payable to the holder thereof in cash, without interest thereon (the "Merger Consideration"), on the terms set forth in this Agreement. From and after the Effective Time, all such Shares shall no longer be outstanding and, upon the conversion thereof, shall automatically be cancelled and shall cease to exist, and each holder of a certificate or book-entry share representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate or book-entry share and other proper documentary evidence in accordance with Section 2.10, without interest thereon. The Merger Consideration paid upon the surrender for exchange of the certificates or book-entry shares in accordance with Section 2.10 shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to the shares of Company Common Stock exchanged therefor and represented by such certificates or book-entry shares.

          (b)      Conversion of Merger Sub Stock.     Each share of capital stock of Merger Sub issued and outstanding immediately before the Effective Time shall be converted into one fully paid and nonassessable share of common stock of the Surviving Corporation, which shares shall constitute all of the issued and outstanding shares of the Surviving Corporation immediately after the Effective Time.

          (c)      Cancellation of Excluded Shares.     Each of the Excluded Shares shall be automatically cancelled and shall cease to exist, without payment of any consideration therefor.

          (d)      Dissenting Shares.

              (i)  Notwithstanding anything in this Agreement to the contrary, Dissenting Shares shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or effectively withdraws or otherwise loses his, her or its right to appraisal. From and after the Effective Time, a stockholder who has properly exercised such appraisal rights shall not have any rights of a stockholder of the Company or the Surviving Corporation with respect to such Dissenting Shares, except those provided under Section 262 of the DGCL. A holder of Dissenting Shares that complies with Section 262 of the DGCL shall be entitled to receive payment of the appraised value of such Shares held by him or her in accordance with Section 262 of the DGCL, unless, after the Effective Time, such holder fails to perfect or effectively withdraws or loses his, her or its right to appraisal, in which case such Shares shall be converted into and represent only the right to receive the Merger Consideration (less any required tax withholdings), without interest thereon, upon surrender of the certificate or book-entry share representing such Shares and other proper documentary evidence pursuant to Section 2.10.

             (ii)  The Company shall give Parent (i) prompt notice of any written demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights of appraisal and (ii) the opportunity to participate in and direct the conduct of all negotiations and proceedings with respect to demands for appraisal under the DGCL. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, which consent will not be unreasonably withheld, voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for appraisal or approve any withdrawal of any such demands, or agree to do any of the foregoing.

        Section 2.9    Stock Options; Company Stock Awards.

          (a)      Stock Options.     At the Effective Time, each outstanding Stock Option, whether or not then vested or exercisable, shall be by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the holder of that Stock Option or any other Person, cancelled and, as soon as reasonably practicable after the Effective Time, Parent shall pay to each holder of a Stock Option as to which the exercise price is less than the Merger Consideration an amount in cash, without interest, equal to (i) the amount by which the Merger Consideration exceeds such exercise price multiplied by (ii) the number of shares of Company Common Stock subject to purchase upon the exercise of the Stock Option, assuming the vesting of such Stock Option was accelerated in accordance with the Equity Incentive Plan as of the Effective Time, less (iii) any required withholdings.

          (b)      Company Stock Awards.     The Company shall take all requisite action so that, at the Effective Time, each restricted stock unit award, deferred stock unit award and other right, contingent or accrued, to acquire or receive shares of Company Common Stock or benefits measured by the value of such shares, and each award of any kind consisting of shares of Company Common Stock that may be held, awarded, outstanding, payable or reserved for issuance under any Plan, other than Stock Options (each, a "Company Stock Award") at the Effective Time, whether or not then vested or exercisable, shall be, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the holder of that Company Stock Award or any other Person, cancelled and, as soon as reasonably practicable after the Effective Time, Parent shall pay to each holder of a Company Stock Award as to which any exercise or purchase price is less than the Merger Consideration an amount in cash, without interest, equal to (i) the amount by which the Merger Consideration exceeds any applicable exercise or purchase price multiplied by (ii) the number of shares of Company Common Stock subject to such Company Stock Award, assuming the vesting of such Stock Option was accelerated in accordance with the Equity Incentive Plan or other Company equity compensation plan as of the Effective Time, less (iii) any required withholdings.

          (c)      Further Actions.     At or prior to the Effective Time, the Board of Directors of the Company shall adopt any resolutions and take any actions (including providing any required notice to holders of the Stock Options or Company Stock Awards) which are necessary to effectuate the provisions of this Section 2.9. The Company shall take all actions necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Corporation will be required to deliver Shares or other capital stock of the Company to any Person pursuant to or in settlement of Stock Options or Company Stock Awards after the Effective Time.

        Section 2.10    Delivery of Certificates or Book-Entry Shares; Payment.

          (a)      Deposit of Funds.     Immediately before the Effective Time, Parent shall deposit with the Exchange Agent for the benefit of the holders of shares of Company Common Stock funds sufficient to pay the Merger Consideration pursuant to this Section 2.10 in exchange for all outstanding shares of Company Common Stock outstanding immediately prior to the Effective Time (other than shares of Company Common Stock to be cancelled pursuant to Section 2.8(c)). In the event the funds deposited shall be insufficient to make all such payments, Parent shall promptly deposit, or cause to be deposited, additional funds with the Exchange Agent in an amount that is equal to the deficiency in the amount of funds required to make such payments. The Exchange Agent shall make payments of the aggregate Merger Consideration out of the deposited funds in accordance with this Agreement and an exchange agent agreement in form and substance reasonably acceptable to the Company.

          (b)      Delivery Procedures.     After the Effective Time, each holder of a certificate or book-entry share which represented shares of the Company's Common Stock immediately before the Effective Time shall, upon surrender of such certificate(s) or book-entry share(s) accompanied by a properly completed letter of transmittal in the form to be provided by Parent, and such other customary documents as may be required pursuant to the letter of transmittal, to the Exchange Agent, be entitled to receive in exchange therefor the Merger Consideration for each share represented by such certificate or book-entry share, and the certificate or book-entry share so surrendered shall forthwith be cancelled. Until properly surrendered, each outstanding certificate or book-entry share that, before the Effective Time, represented shares of Company Common Stock will be deemed from and after the Effective Time, for all corporate purposes, to evidence the right to receive the Merger Consideration that such holder is entitled to receive in the Merger. No interest shall be paid or accrued on the Merger Consideration payable to holders of certificates or book-entry shares. Such payment of the Merger Consideration shall be made to the holder of record by bank check; provided, that any holder of record entitled to a payment in excess of $500,000 shall have the right to receive payment by electronic wire transfer, in which case payment shall be made net of any applicable wire transfer fees. If any Merger Consideration is to be paid to a Person other than a Person in whose name the certificate or book-entry share surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall pay to the Exchange Agent any transfer or other Taxes required by reason of payment of the Merger Consideration to a Person other than the registered holder of the certificate or book-entry shares surrendered, or shall establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not applicable.

          (c)      Termination of Funds; No Liability.     At any time after one (1) year following the Effective Time, the Surviving Corporation shall be entitled to require the Exchange Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Exchange Agent and not disbursed to holders of certificates or book-entry shares representing shares of Company Common Stock and, thereafter, such holders shall be entitled to look only to the Surviving Corporation (subject to applicable abandoned property, escheat or similar laws) with respect to the Merger Consideration payable upon due surrender of their certificates or book-entry shares, without any interest thereon. Neither Parent, Merger Sub nor the Company shall be liable to any holder of Company Common Stock immediately before the Merger for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (d)      Withholding Rights.     Parent, Merger Sub, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as are required to be deducted and withheld under the Code or any other applicable Legal Requirement (including state, local and foreign laws). To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes as having been paid to the payees in respect of which such deduction and withholding was made.

          (e)      Lost, Stolen or Destroyed Certificates.     In the event any certificate representing Company Common Stock shall have been lost, stolen or destroyed, the Exchange Agent or Parent (as applicable) shall, upon the making of an affidavit of that fact by the holder thereof, pay the Merger Consideration that such holder is entitled to receive in the Merger; provided, that Parent may, in its sole discretion and as a condition precedent thereof, require the owner of such lost, stolen or destroyed certificates to post a bond in such sum as Parent may require as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

        Section 2.11    Stock Transfer Books.     All Merger Consideration paid upon surrender of the certificates representing Shares or book-entry shares in accordance with the provisions of this Article II will be deemed to have been issued in full satisfaction of all rights pertaining to the Shares theretofor represented by such certificates and to the book-entry shares. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of Company Common Stock thereafter on the records of the Company. If certificates or book-entry shares are presented to the Surviving Corporation for transfer following the Effective Time, they shall be canceled against delivery of the applicable Merger Consideration, as provided for in Section 2.8(a) hereof, for each share of Common Stock formerly represented by such certificates.

        Section 2.12    Adjustments.     Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or distribution paid in stock, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as set forth on the Disclosure Schedule, delivered by the Company to Parent immediately prior to the execution of this Agreement, and which specifically qualifies any of the following representations and warranties if it is reasonably apparent from the actual text of such exception that such exception is relevant to such representations and warranties, the Company hereby represents and warrants to Parent and Merger Sub that:

        Section 3.1    Organization and Good Standing; Organizational Documents; Minutes.

          (a)   The Company and each of its Subsidiaries is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has full power and authority to own, operate and lease its assets and properties, to carry on its business as that business is presently being conducted, and to perform all of its obligations under the Material Contracts. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing as a foreign corporation, limited liability company or other legal entity in each jurisdiction where the ownership, lease or operation of its assets or properties or conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

          (b)   True and complete copies of the Company's Organizational Documents in effect on the date hereof have been filed with the SEC and referenced as exhibits to the Company's Annual Report on Form 10-K for the period ended June 30, 2010. True and complete copies of each Subsidiary's Organizational Documents in effect on the date hereof have been made available to Parent. No corporate action has been taken with respect to any amendment to the Company's or any Subsidiary's Organizational Documents (except for any such amendments that have become effective and are reflected in the copies of the Company's Organizational Documents described in the preceding sentence) and no such corporate action is currently proposed. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its Organizational Documents.

          (c)   Except as set forth on Part 3.1(c) of the Disclosure Schedule, the Company's and each Subsidiary's minute books, true and complete copies of which have been made available to Parent, contain the minutes (or draft copies of the minutes) of all meetings of directors and stockholders of the Company and each Subsidiary and such minutes accurately and fairly reflect in all material respects the actions taken at such meetings.

        Section 3.2    Subsidiaries; Ownership Interests.     Part 3.2 of the Disclosure Schedule sets forth the name, jurisdiction of organization, and direct or indirect ownership by the Company of each Subsidiary (including (A) the number and type of any capital stock of, or other equity or voting interests in, such Subsidiary that is outstanding as of the date hereof and (B) the number and type of shares of capital stock of, or other equity or voting interests in, such Subsidiary that, as of the date hereof, are owned, directly or indirectly, by the Company). Except as set forth on Part 3.2 of the Disclosure Schedule, all of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company that is owned directly or indirectly by the Company have been validly issued, were issued free of pre-emptive rights and are fully paid and non-assessable, and are free and clear of all Liens, including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interests, except for any Liens (x) imposed by applicable securities laws or (y) arising pursuant to the Organizational Documents of any non-wholly-owned Subsidiary of the Company.

Except as set forth on Part 3.2 of the Disclosure Schedule and except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own or have the right or obligation to acquire, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.

        Section 3.3    Authority; Execution and Delivery; Enforceability.

          (a)   The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement, the performance of the Company's obligations hereunder and the consummation of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by the Board of Directors of the Company. Except for (i) the adoption of this Agreement by the requisite vote of the Company Stockholders and (ii) filing the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate or other proceedings on the part of the Company or any Subsidiary are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by the Company, constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally or by general equitable principles.

          (b)   The Company's Board of Directors, at a meeting duly called and held, has adopted resolutions that are still in full force and effect as of the date hereof and has (i) determined that this Agreement and the transactions contemplated by this Agreement, including without limitation, the Merger are advisable and in the best interests of the Company and its stockholders, (ii) received the fairness opinion of Piper Jaffray & Co. delivered to the Board of Directors of the Company in connection with the transactions contemplated by this Agreement (the "Fairness Opinion"), (iii) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including, without limitation, the Merger, (iv) directed that this Agreement be submitted to the Company's stockholders for adoption, and (v) resolved to recommend that Company stockholders adopt this Agreement (the "Recommendations").

          (c)   No "fair price," "moratorium," "control share acquisition," "business combination" or other similar anti-takeover statute or regulation (including Section 203 of the DGCL) enacted under any federal, state, local or foreign laws applicable to the Company is applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement or the Voting Agreements. The Company's Board of Directors has taken all actions so that the restrictions contained in Section 203 of the DGCL applicable to a "business combination" (as defined in such Section 203) will not apply to the execution, delivery or performance of this Agreement, the Merger or any of the other transactions contemplated by this Agreement or the Voting Agreements.

          (d)   The only vote of stockholders of the Company required under the DGCL, the applicable rules and regulations of Nasdaq, the Organizational Documents of the Company or otherwise in order to consummate the Merger and the other transactions contemplated by this Agreement is the affirmative vote of a majority of the total number of votes entitled to be cast by the holders of the issued and outstanding shares of Company Common Stock voting as a single class, and no other vote or approval of or other action by the holders of any capital stock of the Company is required for such consummation.

        Section 3.4    No Breach or Violation; Consents.

          (a)   Except as set forth on Part 3.4 of the Disclosure Schedule, none of the execution and delivery by the Company of this Agreement, the performance of the Company's obligations hereunder or the consummation by the Company of the transactions contemplated hereby will: (i) violate or conflict with any provision of the Organizational Documents of the Company or any of its Subsidiaries; (ii) conflict with, or result in a violation or breach of, or constitute a default under, require any notice under, require the consent or approval of any third Person, or result in the creation of any Lien upon any of the assets of the Company or any of its Subsidiaries pursuant to the terms of, any Material Contract to which the Company or any of its Subsidiaries is a party or by which it or any of the assets of the Company or any of its Subsidiaries is bound or any Permit held by the Company or any of its Subsidiaries; (iii) violate any Order, Permit, or award of any Governmental Authority against or binding upon the Company, any of its Subsidiaries or any of their respective assets; or (iv) assuming that the consents, approvals and filings referred to in Section 3.4(b) are obtained and made, constitute a violation by the Company or any of its Subsidiaries of, or either automatically or at the election of any Person result in the material loss of any rights or benefits under, any applicable Legal Requirements.

          (b)   No consent, approval, waiver, action, non-action, or authorization of, filing with, notice to or declaration of any Governmental Authority is required for the consummation of the transactions contemplated by this Agreement or to preserve the benefits and rights that the Company has now or will have at the Effective Time, other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL, (ii) filings with the SEC in accordance with the Exchange Act, (iii) filings pursuant to the applicable rules and regulations of Nasdaq, (iv) such filings and approvals as may be required by any applicable state securities, blue sky or takeover laws, (v) filings, permits, authorizations, waivers, consents, approvals, actions, and non-actions as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), and any comparable provisions under any applicable pre-merger notification laws or regulations of foreign jurisdictions and (vi) such other consents, authorization, filings, approvals and registrations as set forth on Part 3.4(b) of the Disclosure Schedule, which if not obtained or made would not be material to the Company or Parent or have a material effect on the ability of the Parties hereto to consummate the Merger.

        Section 3.5    Capitalization; Options.

          (a)   As of the date hereof, the authorized capital stock of the Company consists of (i) 90,000,000 shares of Company Common Stock, of which 24,329,670 shares are issued and outstanding; and (ii) 10,000,000 shares of undesignated Preferred Stock, par value $0.01 per share, none of which are issued and outstanding. There are, and at the Effective Time there will be, no other shares of capital stock of the Company outstanding, except for shares of Company Common Stock issued on (i) the exercise of currently outstanding Stock Options and (ii) the vesting of currently outstanding Company Stock Awards. All of the outstanding shares of capital stock of the Company are duly authorized and validly issued, fully paid, nonassessable and free of preemptive rights. All outstanding shares of Company Common Stock, Stock Options and Company Stock Awards were issued, and all shares of Company Common Stock which may be issued upon the exercise of Stock Options or the vesting of Company Stock Awards will be, when issued, in compliance with all applicable state and federal laws concerning the offer, sale and issuance of such securities.

          (b)   The Company has reserved 3,600,000 shares of Company Common Stock for issuance pursuant to Stock Options or Company Stock Awards of which 2,870,542 shares are subject to outstanding Stock Options or Company Stock Awards as of the date hereof. Part 3.5(b) of the Disclosure Schedule sets forth with respect to each outstanding Stock Option and Company Stock Award as of the date hereof (A) the name of the Person that holds such Stock Option or Company Stock Award, (B) the total number of shares of Company Common Stock issuable thereunder (assuming that all conditions to the exercise and issuance thereof, including the passage of time, had been met), (C) the type of award and the Plan pursuant to which such Stock Option or Company Stock Award was issued, (D) the grant date and expiration date thereof, (E) the per share exercise price thereof, (F) the vesting schedule and any provisions providing for or relating to the acceleration of vesting thereof, and (G) any material term or condition thereof that is inconsistent with, or modifies a material term and condition of, the form of agreement for the Plan under which such Stock Option or Company Stock Award was granted (not including modifications of and inconsistencies in the vesting schedule).

          (c)   There are no issued or outstanding bonds, debentures, notes or other indebtedness of the Company that have the right to vote (or that are convertible into other securities having the right to vote) on any matters on which stockholders may vote ("Voting Debt").

          (d)   Except as set forth in this Section 3.5, there are no outstanding subscriptions, options, warrants, rights, agreements, convertible securities or other commitments (contingent or otherwise) pursuant to which the Company is or may become obligated to issue or sell any shares of capital stock, equity interest, Voting Debt or other securities of the Company. There is no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company.

          (e)   There are no declared or accrued unpaid dividends with respect to any shares of Company Common Stock.

          (f)    Except pursuant to the Plans, the Company has not adopted, authorized or assumed any plans, arrangements or practices that require or permit the issuance, sale, purchase or grant of any capital stock, securities or other equity interests or Voting Debt of the Company, any phantom shares, phantom equity interests, stock or equity appreciation rights or similar rights or any convertible or exchangeable securities.

        Section 3.6    SEC Filings; Financial Statements; Sarbanes-Oxley Matters.

          (a)   The Company has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act since January 1, 2008 (the "Applicable Date") (the forms, statements, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date of this Agreement, including any amendments thereto, the "Company Reports"). Each of the Company Reports, at the time of its filing or being furnished (or, if amended prior to the date hereof, as of the date of such amendment) complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, any rules and regulations promulgated thereunder and any applicable rules and regulations promulgated by the Nasdaq applicable to the Company Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Company Reports did not, and any Company Reports filed with or furnished to the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. The Company has made available to Parent copies of all comment letters received by the Company from the SEC on or after January 1, 2008 relating to the Company Reports, together with all written responses of the Company thereto. Except as set forth on Part 3.6(a) of the Disclosure Schedule, as of the date hereof, there are no outstanding or unresolved comments received from the staff of the SEC with respect to any of the Company Reports. None of the Company's Subsidiaries is required to file or furnish any forms, reports or other documents with the SEC. None of the matters disclosed on Part 3.6(a) of the Disclosure Schedule, individually or in the aggregate, is reasonably expected to have a Material Adverse Effect on the Company.

          (b)   Each of the balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presented, or, in the case of Company Reports filed after the date hereof, will fairly present the financial position of the Company as of its date and each of the statements of operations, statement of stockholders' equity and comprehensive income (loss) and statements of cash flows of the Company included in or incorporated by reference into the Company Reports (including any related notes and schedules), or in the case of Company Reports filed after the date hereof, will fairly present the results of operations and cash flows, as the case may be, of the Company for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal and recurring year-end audit adjustments that will not be material in amount or effect). In addition, each of such balance sheets, statements of operations, stockholders' equity and comprehensive income (loss) and statements of cash flows have been prepared or, in the case of Company Reports filed after the date hereof, will be prepared in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

          (c)   Except for liabilities reserved or reflected in the balance sheet included in the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 2010, as filed with the SEC and publicly available on the date of this Agreement (the "Latest Balance Sheet"), the Company has no liabilities, whether accrued, absolute, contingent, unliquidated or other, other than liabilities incurred in the ordinary course of business after the date of the Latest Balance Sheet that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect. The Company has not guaranteed or otherwise agreed to become responsible for any indebtedness of any other Person.

          (d)   Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any "off balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company's or such Subsidiary's published financial statements or other Company Reports.

          (e)   Since January 1, 2008 through the date hereof, to the Knowledge of the Company, neither the Company nor any director, officer, employee, auditor, accountant or representative of the Company has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company, including any material complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices.

          (f)    Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company Reports, and all statements contained in such certifications are true and accurate in all material respects. The Company has made available to Parent any disclosure made by the Company's management to the Company's auditors and audit committee referred to in such certifications. For purposes of this Agreement, "principal executive officer" and "principal financial officer" shall have the meanings ascribed to such terms in the Sarbanes-Oxley Act. Neither the Company nor any of its Subsidiaries has outstanding (nor has arranged or modified since the enactment of the Sarbanes-Oxley Act) any

  "extensions of credit" (within the meaning of Section 402 of the Sarbanes-Oxley Act) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of the Company or any of its Subsidiaries. The Company is otherwise in compliance with all applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of the Nasdaq, except for any non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

          (g)   The Company has designed and maintained a system of internal control over financial reporting (as defined in Rules 13a-15(f) of the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including reasonable assurance (i) that transactions are executed in accordance with management's general or specific authorizations and recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability and (ii) regarding prevention or timely detection of any unauthorized acquisition, use or disposition of assets that could have a material effect on the Company's financial statements. There are no material weaknesses in either the design or operation of the Company's internal control over financial reporting that are reasonably likely to adversely affect the ability of the Company to record, process, summarize and report financial information. There has been no fraud or suspected fraud involving (i) management of the Company who have a significant role in the Company's internal control over financial reporting, (ii) any employees of the Company where such fraud could have a material effect on the financial statements of the Company or (iii) any officer or employee of the Company whose role, actions or activities would be required to be considered in certifying internal control over financial reporting of the Company pursuant to Section 404 of the Sarbanes-Oxley Act.

          (h)   The Company has established and to the extent required by applicable Legal Requirements, maintains disclosure controls and procedures (as such term is defined in Rule 13a-14 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company is made known to the Company's principal executive officer and its principal financial officer by others within those entities; and such disclosure controls and procedures are effective in timely alerting the Company's principal executive officer and its principal financial officer to material information required to be included in the Company Reports required under the Exchange Act. The Company has evaluated the effectiveness of the Company's disclosure controls and procedures and, to the extent required by applicable Legal Requirements, presented in any applicable Company Report that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

        Section 3.7    Tax Matters.

          (a)   All Tax Returns required to be filed by the Company and each of its Subsidiaries have been filed in a timely manner and all Taxes shown to be due have been paid in full when due and not postponed to subsequent Tax years, and all such Tax Returns are accurate and complete, except for any errors or omissions that, individually or in the aggregate, would not result in a Material Adverse Effect.

          (b)   All Taxes that the Company and each of its Subsidiaries has been required to collect or to withhold from the employees, customers and any other applicable payees related to the Company and each of its Subsidiaries for all periods, have been duly withheld and collected in compliance with all tax withholding provisions of applicable federal, state, local and foreign laws (including income, social security and employment tax withholding for all types of compensation, back-up withholding and withholding on payments to non-United States persons) and, to the extent required, have been paid on time to the proper Tax Agency, except for any Taxes with respect to which the failure to withhold, collect or pay would not, individually or in the aggregate, result in a Material Adverse Effect.

          (c)   Other than Taxes incurred in the ordinary course of business, neither the Company nor any of its Subsidiaries has any material liability for unpaid Taxes accruing after the date of the Company's and the Subsidiary's (respectively) latest Tax Returns in excess of the accruals and reserves set forth in the Company's Latest Balance Sheet.

          (d)   There are no Liens on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

          (e)   Since January 1, 2006 and, to the Knowledge of the Company, for periods prior to such date, no closing agreements, private letter rulings, technical advance memoranda or similar agreement or rulings have been entered into or issued by any taxing authority with respect to the Company or any of its Subsidiaries.

          (f)    None of the Tax Returns filed by the Company or any of its Subsidiaries has been or is currently being audited or examined by the Internal Revenue Service or relevant state, local, or foreign taxing authorities, and no written notice of such an audit or examination has been received by the Company or any of its Subsidiaries. No material issues relating to any material amount of Taxes were raised by the relevant taxing authority in any completed audit or examination that would reasonably be expected to recur in a later taxable period. There are no other administrative or court proceedings relating to Taxes of the Company or any of its Subsidiaries in progress or pending or, to Knowledge of the Company, threatened, nor has the Company or any of its Subsidiaries, since January 1, 2006, received (i) any written request for information related to a Company Tax matter or (ii) any examination reports, written notices, reports, or statements of deficiency asserting a Tax deficiency or proposed adjustment for any amount of Tax with respect to the Company or any of its Subsidiaries.

          (g)   The Company has made available to Parent correct and complete copies of all of its federal income Tax Returns since January 1, 2006.

          (h)   Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which period (after giving effect to such waiver or extension) has not yet expired.

          (i)    The Company and each of its Subsidiaries (i) is not and has not been a member of an affiliated group (within the meaning of Section 1504 of the Code) filing a consolidated federal income Tax Return or a member of any affiliated, combined, consolidated, unitary, or similar group for state, local or foreign Tax purposes other than, for purposes of filing consolidated U.S. Federal income tax returns and consolidated state income tax returns, a group of which the Company was the common parent, (ii) is not a party to any Tax allocation, Tax sharing, or Tax indemnification agreement, and (iii) has no liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Legal Requirement), as a transferee or successor, by contract, or otherwise.

          (j)    Neither the Company nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" (or is otherwise a successor to a "distributing corporation" or a "controlled corporation") in a distribution of stock qualifying or intended to qualify for tax-free treatment (in whole or in part) under Sections 355 or 361(c) of the Code.

          (k)   Neither the Company nor any of its Subsidiaries has participated in a "listed transaction" within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

          (l)    Neither the Company nor any of its Subsidiaries is, and has never been, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

        Section 3.8    Real Property and Personal Property.

          (a)   Part 3.8(a) of the Disclosure Schedule sets forth a true and complete list (by address and use, if available) of all real property owned in fee by the Company or any of its Subsidiaries as of the date of this Agreement and material to the business of the Company and its Subsidiaries, taken as a whole (collectively, the "Owned Real Property"). The Company or one of its Subsidiaries, as the case may be, holds good, indefeasible, insurable, marketable (subject to any state of facts an accurate survey would show, provided same does not materially impair the current use and operation of such parcel of Owned Real Property) and valid fee simple title to the Owned Real Property, free and clear of all Liens, except for Permitted Liens. Except as disclosed in Part 3.8(a) of the Disclosure Schedule, (i) there are no outstanding options or rights of first refusal or offers to purchase or lease the Owned Real Property or any portion thereof or interest therein and (ii) there are no parties (other than the Company and its Subsidiaries) in possession of any Owned Real Property.

          (b)   Part 3.8(b) of the Disclosure Schedule sets forth a true and complete list (by address and use, if available) of all real property leased, subleased or otherwise occupied by the Company or any of its Subsidiaries as tenant, subtenant or occupant as of the date of this Agreement and material to the business of the Company and its Subsidiaries, taken as a whole (collectively, the "Leased Real Property"). With respect to the Real Property (as defined below), Part 3.8(b) of the Disclosure Schedule also contains a true and complete list as of the date hereof of all agreements under which the Company or any of its Subsidiaries is, as of the date hereof, the landlord, sublandlord, tenant, subtenant or occupant that have not been terminated or expired as of the date hereof and are material to the business of the Company and its Subsidiaries, taken as a whole (each a "Real Property Lease"). The Company has heretofore made available to Parent true and complete copies of the Real Property Leases. Except as set forth in Part 3.8(b) of the Disclosure Schedule, the leasehold interest of the Company and its Subsidiaries to each Real Property Lease is not subject to any Lien, other than Permitted Liens; provided, however, that Company makes no representations or warranties as to the condition of title to any real property that may be leased by, but not owned in fee by, the Company or its Subsidiaries. Each Real Property Lease constitutes the entire agreement between the parties thereto with respect to the Real Property leased thereunder, and is, with respect to the Company or the applicable Subsidiary of the Company, a valid and subsisting agreement in full force and effect and constitutes a valid and binding obligation of the Company or the applicable Subsidiary of the Company, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally or by general equitable principles. The Company has not received any written notice of foreclosure, termination or cancellation of or of a breach or default under any Real Property Lease that remains uncured as of the date of the Agreement nor to the Knowledge of the Company has any event occurred which, with notice or lapse of time or both, would constitute a breach or default of any material obligation under any such Real Property Lease, or permit the termination or cancellation of any such Real Property Lease.

          (c)   The Owned Real Property and the Leased Real Property are referred to collectively herein as the "Real Property." Except as disclosed in Part 3.8(c) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has (i) received written notice from any Governmental Authority of any proceedings in eminent domain, condemnation or other similar proceedings that are pending, nor (ii) received written notice from any Governmental Authority threatening any such proceedings, in each case, affecting any portion of the Real Property that could reasonably be expected to materially impair the occupancy or use of such Real Property for the purposes for which it is currently used. Neither the Company nor any of its Subsidiaries has received written notice of the existence of any outstanding Order or of any pending Action pertaining to or affecting any material portion of the Real Property. As of the date hereof, none of the improvements located on any parcel of Real Property that is material to the business of the Company and its Subsidiaries, taken as whole, has been materially damaged by a fire or other casualty and not been restored and repaired either (i) to substantially the same condition they were in prior to such event or (ii) to a condition necessary for the use of the Company and its Subsidiaries in the ordinary course.

          (d)   To the Knowledge of the Company, there are no conditions or defects, latent or otherwise, to the Real Property that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          (e)   Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and each of its Subsidiaries has good title to, or a valid and binding leasehold interest in, all the personal property owned by it, free and clear of all Liens, other than Permitted Liens.

        Section 3.9    Intellectual Property.

          (a)   Intellectual Property means any and all patents (including renewals, extensions and reissues), patent applications (including divisions, provisionals, continuations, continuations-in-part, re-examinations and renewal applications), patent rights, and invention disclosures ("Patents"); trademarks, trade names, business names, service marks, certification marks, Internet domain names, logos, symbols, trade dress, and other indicia of commercial source or origin together with all goodwill associated with the foregoing, and all registrations, applications and renewals for any of the foregoing ("Marks"); copyrights, design, design registration, and all registrations, applications for registration, renewals, extensions, restorations and reversions for any of the foregoing, and any "moral" rights ("Copyrights"); trade secrets in know-how, discoveries, inventions, research and development, test results and other confidential and proprietary information, fixed or stored in any medium, and all rights therein ("Trade Secrets"); and other intellectual property or proprietary rights, in any jurisdiction worldwide, whether registered or unregistered ("Intellectual Property"). Part 3.9(a) of the Disclosure Schedule sets forth an accurate and complete list of all Patents, Marks and registered Copyrights owned by the Company or any of its Subsidiaries.

          (b)   The Company or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to, or has a valid right to use all, the Intellectual Property set forth on Part 3.9(a) of the Disclosure Schedule (such Intellectual Property and the rights thereto and all other Intellectual Property and the rights thereto owned by the Company or its Subsidiaries are collectively referred to in this Agreement as the "Company IP Rights") free and clear of all Liens other than Permitted Liens, except for any failures to own, license, sublicense or possess that, individually or in the aggregate, would not result in a Material Adverse Effect. The Company IP Rights are valid, subsisting and enforceable, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company IP Rights are not subject to any outstanding Order or agreement adversely affecting the Company's or any of its Subsidiaries' use thereof or its rights thereto. To the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe, violate or constitute a misappropriation of any Intellectual Property of any third party, except for such infringements, violations and misappropriations that, individually or in the aggregate, would not result in a Material Adverse Effect.

          (c)   The Company and its Subsidiaries have taken all commercially reasonable steps to preserve and protect all Company IP Rights, and except as set forth in part 3.9(c) of the

  Disclosure Schedule, has no Knowledge of any actual, pending or threatened misuse, infringement, misappropriation or other violation of any Company IP Rights by any other Person, including any employee or former employee of the Company, except for such infringements, violations and misappropriations that, individually or in the aggregate, would not result in a Material Adverse Effect. Except as set forth in Part 3.9(c) of the Disclosure Schedule, neither the Company nor its Subsidiaries have granted any rights or licenses in the Company IP Rights to any third party (i) outside the ordinary course of business or (ii) that would limit or restrict in any way the Company's and its Subsidiaries' rights to exploit the Company IP Rights following the Closing.

          (d)   Part 3.9(d) of the Disclosure Schedule identifies all Contracts concerning the Company IP Rights to which the Company or any Subsidiary is a party, including license or sublicense agreements granting the Company or any Subsidiary rights to use Intellectual Property owned or held by any other Person, license or sublicense agreements pursuant to which the Company or any Subsidiary grants rights to any other Person to use the Company's Intellectual Property, non-assertion agreements, settlement agreements, trademark coexistence agreements and trademark consent agreements, that are material to the business of the Company and its Subsidiaries as currently conducted (collectively, such Contracts are "IP Licenses"), except for such IP Licenses which are for shrinkwrap, clickwrap or other similar commercially available off-the-shelf Software that has not been modified or customized by a third party for the Company or any of its Subsidiaries. The consummation of the transactions contemplated hereunder will not result in the loss of impairment of rights of the Company or any of its Subsidiaries under any of the IP Licenses, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

          (e)   There is no pending, or, to the Knowledge of the Company, threatened Action, arbitration or other adversarial proceeding before any Governmental Authority or any arbitration panel alleging that the Company or any Subsidiary infringes upon, has violated, or is violating any Intellectual Property of any other Person.

          (f)    "Software" means any and all software, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other software-related specifications and documentation. Part 3.9(f) of the Disclosure Schedules sets forth an accurate and complete list of all material Software owned by the Company or any of its Subsidiaries. The Company or one of its Subsidiaries owns or has the right to use all Software set forth on Part 3.9(f) of the Disclosure Schedules, except for any failures to own, license, sublicense or possess that, individually or in the aggregate, would not result in a Material Adverse Effect.

        Section 3.10    Material Contracts.

          (a)   Part 3.10 of the Disclosure Schedule sets forth for the Company and its Subsidiaries a true and complete list as of the date hereof of, any Contract to which the Company or any Subsidiary is a party that is currently in effect:

              (i)  required to be filed as an exhibit to the Company's Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Exchange Act, whether or not filed by the Company with the SEC;

             (ii)  that is reasonably likely to require either (x) annual payments to or from the Company or any of its Subsidiaries of more than $250,000 or (y) aggregate payments to or from the Company or any of its Subsidiaries of more than $500,000, except for any vendor or customer Contracts;

            (iii)  relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $100,000;

            (iv)  involving aggregate payments in excess of $100,000 in any fiscal year that has a remaining duration of twelve (12) months or more and that is not terminable without material penalty on 90 days or less prior written notice;

             (v)  that (A) purports to limit in any material respect either the type of business in which the Company or any of its Subsidiaries may engage, the manner or locations in which any of them may so engage in any business, or the persons with which any of them may do business, (B) could require the disposition of any material assets or line of business of the Company (or, after the Effective Time, Parent) or any of its Subsidiaries, (C) grants "most favored nation" status to any third Person, (D) materially prohibits or limits the right of the Company or any of its Subsidiaries to make, sell, offer to sell, or distribute any products or services or use, transfer, license, distribute or enforce any of its respective Intellectual Property rights or (E) contains any restrictive covenant or confidential or secrecy agreement, other than such an agreement relating to information about a customer's business, information about a vendor's business, the Company's services to such customer, or other non-disclosure agreements entered into in the ordinary course of business;

            (vi)  between the Company or any of its Subsidiaries and any director or officer of the Company or any of its Subsidiaries or any Person beneficially owning five percent or more of the outstanding Shares;

           (vii)  any Contract providing for indemnification by the Company or any of its Subsidiaries of any officer, director or employee;

          (viii)  between the Company and any Governmental Authority, other than Contracts for the sale of products and services entered into in the ordinary course of business;

            (ix)  which entitles any employee of the Company (on a no names basis) to transaction bonuses, retention bonuses or similar payments as a result of, or in connection with or relating to the execution of this Agreement or the consummation of the transactions contemplated hereby;

             (x)  any Contract between the Company or any of its Subsidiaries and the top 20 vendors based on the aggregate dollar amount of sales of vendor product by the Company and its Subsidiaries during any of the three most recently concluded fiscal years, other than purchase orders entered into in the ordinary course of business consistent with past practice, and any Contract between the Company or any of its Subsidiaries and any vendor, in which (A) the Company or any of its Subsidiaries is bound to deal exclusively with such vendor and (B) which is reasonably likely to require annual payments from the Company or any of its Subsidiaries of more than $25,000 or aggregate payments from the Company or any of its Subsidiaries of more than $100,000;

            (xi)  any Contract between the Company or any of its Subsidiaries and the top 20 customers (on a no names basis) based on the aggregate dollar amount for any of the three most recently concluded fiscal years and any requirements or exclusive dealing Contract between the Company or any of its Subsidiaries and any customer that is reasonably likely to require annual payments to the Company or any of its Subsidiaries of more than $25,000 or aggregate payments to the Company or any of its Subsidiaries of more than $100,000;

           (xii)  regarding the acquisition or disposition of all or a material portion of the assets of the Company or any of its Subsidiaries (other than those Contracts discharged prior to January 1, 2008);

          (xiii)  any Contract that contains any provision that requires the purchase of all of the Company's or any of its Subsidiaries' requirements for a given product or service from a given third party, which product or service is material to the Company and its Subsidiaries, taken as a whole;

          (xiv)  any Contract creating a partnership, joint venture or similar arrangement that involves a sharing of revenues, profits or losses by the Company or its Subsidiaries with any other Person;

           (xv)  any Contract with a labor union or association relating to any current or former employee, or collective bargaining agreements; and

          (xvi)  any Contract entered into since June 30, 2010 involving any resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute with an amount in dispute of greater than $250,000.

          (b)   A true and complete copy of each Material Contract has previously been made available to Parent or Parent's representatives and each such Contract is a valid and binding agreement of the Company or such Subsidiary and is in full force and effect and shall continue to be in full force and effect immediately following the Merger, and neither the Company or any applicable Subsidiary or, to the Knowledge of the Company, any other party thereto is in default or breach under the terms of any such Contract which breach or default, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

        Section 3.11    Employees, Agents and Consultants.

          (a)   The Company and its Subsidiaries are in compliance with all Legal Requirements respecting employment and employment practices (including, employment or labor standards, discrimination, immigration, terms and conditions of employment, labor relations, occupational health and safety, human rights, workers' compensation, withholding and other taxes, severance payment, employment equity, pay equity, wage, hour and medical leave) relating to employment, except where the failure to comply would not be material. Except as set forth on Part 3.11(a) of the Disclosure Schedule, there is no charge or Action pending or, to the Knowledge of the Company, threatened against the Company and/or its Subsidiaries alleging unlawful discrimination, wage and hour violations or unfair employment practices before any court or agency and there is no charge of or Action pending with regard to any unfair labor practice against the Company or its Subsidiaries before the National Labor Relations Board.

          (b)   There are no agreements, commitments or other obligations of the Company or any Subsidiary, whether oral or written, other than those under applicable Legal Requirements, which would prevent or obstruct the dismissal of any of the Company's or any Subsidiary's employees. Except as set forth on Part 3.11(b) of the Disclosure Schedule (on a no names basis), all of the Company's present employees are employees at will, and subject to Applicable Laws, may be terminated on no more than 30 days' notice without liability for severance or termination pay or other damages, either compensatory or punitive.

          (c)   Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreements or any other labor-related agreements with any labor union, labor organization or works council, and no employees of the Company or any of its Subsidiaries are represented by any labor union, labor organization or works council in connection with their employment with the Company or any Subsidiary. To the Knowledge of the Company, there are no labor representation proceedings or petitions seeking a labor representation proceeding presently pending before the National Labor Relations Board or any other labor relations tribunal or any other Governmental Authority. To the Knowledge of the Company, there are no organizational campaigns, petitions or other activities or proceedings of any labor union, workers' council or labor organization seeking recognition of a collective bargaining unit with respect to, or otherwise attempting to represent, any of the employees of the Company or any of its Subsidiaries or compel the Company or any of its Subsidiaries to bargain with any such labor union, works council or labor organization; there are no strikes, slowdowns, walkouts, work stoppages or other labor-related controversies pending or, to the Knowledge of the Company threatened; and neither the Company nor any of its Subsidiaries has experienced any such strike, slowdown, walkout, or work stoppage since January 1, 2008.

        Section 3.12    Benefit Plans.

          (a)   Part 3.12(a) of the Disclosure Schedule contains a true and complete list of: (i) all "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), all bonus, stock option, stock purchase, incentive, deferred compensation, executive compensation, retiree medical or life insurance, supplemental retirement, severance, employment, change in control or other benefit and compensation plans, contracts, programs or arrangements, to which the Company, any Subsidiary or any ERISA Affiliate is a party, with respect to which the Company, any Subsidiary or any ERISA Affiliate has any obligation or which are maintained, contributed to or sponsored by the Company or any Subsidiary for the benefit of any current or former employee, officer, or director of the Company, any Subsidiary or any ERISA Affiliate and (ii) each "employee benefit plan" for which the Company, any Subsidiary or any ERISA Affiliate could incur material liability under Section 4069 of ERISA, in the event such plan were terminated, or under Section 4212(c) of ERISA, or in respect of which the Company, any Subsidiary or any ERISA Affiliate remains secondarily liable under Section 4204 of ERISA (collectively, the "Plans") and each Plan which has received a favorable opinion letter from the IRS, including any master or prototype plan, has been separately identified. The Company has made available to Parent a true and complete copy of each written Plan or a description thereof and a true and complete copy of each of the following material documents prepared in connection with each such Plan: (i) a copy of each trust or other funding arrangement; (ii) each summary plan description and summary of material modifications; (iii) the most recently filed IRS Form 5500; (iv) the most recently received IRS determination letter for each such Plan; and (v) the most recently prepared actuarial report and financial statement in connection with each such Plan. For the purposes of this Agreement, an "ERISA Affiliate" is any entity which would be considered a single employer with the Company or any Subsidiary pursuant to Section 4001(a)(14) of ERISA.

          (b)   None of the Plans is a "multiemployer plan", within the meaning of Section 3(37) or 4001(a)(3) of ERISA, or a "single employer pension plan", within the meaning of Section 4001(a)(15) of ERISA, for which the Company or any Subsidiary could incur liability under Section 4063 or 4064 of ERISA.

          (c)   Except as disclosed on Part 3.12(c) of the Disclosure Schedule, there are no severance, employment or change in control plans, contracts, programs or arrangements to which the Company or any Subsidiary is a party for the benefit of any current or former employee, officer or director of the Company or any Subsidiary.

          (d)   There has been no amendment to, announcement by the Company or any Subsidiary relating to, or change in employee participation or coverage under, any Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. Except as disclosed on Part 3.12(d) of the Disclosure Schedule, neither the execution of this Agreement, stockholder approval of this Agreement nor the consummation of the transactions contemplated hereby will (w) entitle any employees of the Company or any Subsidiary to separation, severance, termination or similar-type benefits or any increase in separation, severance, termination or similar-type benefits upon any termination of employment after the date hereof, (x) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Plans, (y) limit or restrict the right of the Company (or, after the consummation of the transactions contemplated hereby, Parent) or any Subsidiary to merge, amend or terminate any of the Plans or (z) result in payments under any of the Plans which would not be deductible under Section 162(m).

          (e)   Except as disclosed on Part 3.12(e) of the Disclosure Schedule, as a result of the Merger (whether directly or indirectly), none of the Company, any Subsidiary, nor Parent will be obligated to make a payment to an individual that would be an "excess parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code.

          (f)    Each Plan that is a non-qualified deferred compensation plan subject to Section 409A of the Code has been operated and administered in compliance with Section 409A of the Code and IRS Notice 2005-1 since January 1, 2009.

          (g)   As of the date hereof, there is no material pending or, to the Knowledge of the Company threatened, litigation relating to the Plans. Except as disclosed on Part 3.12(g) of the Disclosure Schedule, the Company or the applicable Subsidiary may amend or terminate any such plan at any time without incurring any material liability thereunder other than in respect of claims incurred prior to such amendment or termination. Except as disclosed on Part 3.12(g) of the Disclosure Schedule, none of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any Subsidiary, other than continuation of health care benefits under COBRA.

          (h)   Each Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination, opinion, or advisory letter from the IRS that such Plan is so qualified, and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination, opinion, or advisory letter from the IRS that such trust is so exempt. No fact or event has occurred since the date of any such determination letter from the IRS that could reasonably be expected to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

          (i)    There has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan, for which no exemption exists under Section 408 of ERISA or Section 4975(d) of the Code which could result in the imposition of any material liability on any Plan or the Company. Neither the Company nor any ERISA Affiliate is currently liable or has previously incurred any liability for any material tax or penalty arising under Section 4971, 4972, 4979, 4980 or 4980B of the Code or Section 502(c) of ERISA, and no fact or event exists that could reasonably be expected to give rise to any such liability. Neither the Company nor any ERISA Affiliate has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for Plan contributions or premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course of business) and no fact or event exists which could give rise to any such liability. No asset of the Company or any ERISA Affiliate is the subject of any lien arising under Section 302(f) of ERISA or Section 412(n) of the Code; the Company, its Subsidiaries and the ERISA Affiliates have not been required to post any security under Section 307 of ERISA or Section 401(a)(29) of the Code; and no fact or event exists which could give rise to any such lien or requirement to post any such security.

          (j)    Each Plan is now and has been operated in all material respects in accordance with all applicable Legal Requirements, including ERISA and the Code, and the Company and each Subsidiary has performed all material obligations required to be performed by it under, are not in any respect in material default under or in violation of, and there is no material default or violation by any party to, any Plan. The financial statements included in the Company Reports reflect an accrual of all amounts of employer contributions and premiums accrued but unpaid with respect to the Plans as of the dates of such financial statements.

        Section 3.13    No Brokers or Finders Fees.     Except for Piper Jaffray & Co., the fees and expenses of which will be paid by the Company, none of the Company, any Subsidiary, the respective stockholders or any officer or director of the Company or any Subsidiary has incurred any obligation or liability for any investment banker fees, brokerage fees, commissions, finders' fees or other similar payments in connection with any of the transactions contemplated by this Agreement. A true and complete copy of all Contracts between Piper Jaffray and the Company for the payment of such fees has been made available to Parent.

        Section 3.14    Insurance.     The Company and its Subsidiaries maintain directors' and officers', errors and omissions, fire and casualty, general liability, product liability, theft and sprinkler and water damage insurance policies. Such policies are valid and in full force, with reputable insurance carriers, and are in character and amount in accordance with that carried by Persons engaged in similar businesses. Except as disclosed on Part 3.14 of the Disclosure Schedule, as of the date hereof, (i) there are no pending material claims under any such policy as to which the respective insurer has denied coverage, and (ii) no insurer under any such plan has provided written notice of cancellation or non-renewal. The Company has made available to Parent true and complete copies of each policy as in effect on the date hereof.

        Section 3.15    Absence of Certain Changes.     Since the date of the Latest Balance Sheet and as of the date of this Agreement, the Company and its Subsidiaries have conducted their business only in, and have not engaged in any material transaction other than in accordance with, the ordinary course of such business consistent with past practices and, except as described in the Company Reports filed prior to the date hereof, as of the date hereof there has not been:

          (a)   a Material Adverse Effect;

          (b)   any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company or any Subsidiary or any repurchase, redemption or other acquisition by the Company or any Subsidiary of any outstanding shares of capital stock or other securities of the Company or any Subsidiary;

          (c)   any material change in any method of accounting or accounting practice (including tax accounting) by the Company or any Subsidiary;

          (d)   except as disclosed on Part 3.15(d) of the Disclosure Schedule, (i) any increase in the compensation payable or to become payable to any officers or employees of the Company or any Subsidiary (except for increases in the ordinary course of business and consistent with past practice) or (ii) any establishment, adoption, entry into or amendment of any collective bargaining, bonus, profit sharing, thrift, compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent required by any Legal Requirements;

          (e)   except as disclosed on Part 3.15(e) of the Disclosure Schedule, any action taken by the Company or any Subsidiary that, if Section 5.1 of this Agreement had then been in effect, would have been prohibited by such Section without the consent or approval of Parent;

          (f)    except as disclosed on Part 3.15(f) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has sustained any material casualty loss, condemnations or interference with their respective businesses or properties from fire, flood, hurricane, accident or other calamity, which is not covered by insurance, or from any labor dispute or any legal or governmental proceeding; or

          (g)   any agreement to do any of the foregoing.

        Section 3.16    Litigation.     Except as disclosed on Part 3.16 of the Disclosure Schedule, there are no material Actions, arbitrations, or other proceedings pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary. Except as disclosed on Part 3.16 of the Disclosure Schedule, neither the Company nor any Subsidiary is a party to or subject to the provisions of any material outstanding Order or award of any Governmental Authority.

        Section 3.17    Regulatory Compliance.

          (a)   The business of the Company and its Subsidiaries is being, and at all times since January 1, 2008 has been, conducted in compliance with all applicable Legal Requirements, including, without limitation, those of the U.S. Food and Drug Administration ("FDA"), U.S. Drug Enforcement Administration ("DEA"), and U.S. Department of Agriculture ("USDA"), except where such non-compliance has not had, and would not reasonably be expected to have a Material Adverse Effect. Except as disclosed on Part 3.17 of the Disclosure Schedule, to the Knowledge of the Company, the manufacture of the Company's and its Subsidiaries' products on behalf of the Company and its Subsidiaries is being, and at all times since January 1, 2008 has been, conducted in compliance with all Legal Requirements, including FDA's current Good Manufacturing Practice regulations, except where such non-compliance has not had, and would not be reasonably expected to have a Material Adverse Effect. Except as disclosed on Part 3.17 of the Disclosure Schedule, to the Knowledge of the Company, (i) no investigation or review by any Governmental Authority with respect to the Company or any Subsidiary is pending or threatened, and (ii) no Governmental Authority has indicated an intention to conduct such investigation or review, except where such investigation or review has not had, and would not reasonably be expected to have a Material Adverse Effect. None of the matters disclosed on Part 3.17 of the Disclosure Schedule, individually or in the aggregate, is reasonably expected to have a Material Adverse Effect on the Company.

          (b)   Each of the Company and its Subsidiaries holds all Permits necessary for the conduct of the business of the Company and its Subsidiaries, as presently conducted, except where failure to hold any such Permits has not had, and would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written communication from any Governmental Authority regarding, and to the Knowledge of the Company there are no facts or circumstances that could reasonably be expected to give rise to, any violation of applicable Legal Requirements by the Company and its Subsidiaries, or failure of the Company and its Subsidiaries to comply with any Permit necessary for the conduct of the business of the Company and its Subsidiaries, except where such violation or failure has not had, and would not reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any Subsidiary has received any Form FDA-483 notice of inspectional observations or warning letters. Neither the Company nor any Subsidiary has received any other correspondence alleging or describing potential or actual violations of applicable Legal Requirements from any Governmental Authority, including without limitation the FDA, DEA, and USDA, except where such alleged violation would not reasonably be expected to have a Material Adverse Effect.

          (c)   The Company and its Subsidiaries have submitted all necessary data, results, reports, applications, supplements, notices, and updates required by applicable Legal Requirements for operation of the Company and its Subsidiaries' business, except failure to make such submission has not had, and would not reasonably be expected to result in a Material Adverse Effect. All such submissions were true and accurate when submitted and amended, except where failure of such submission to be true and accurate has not had, and would not reasonably be expected to result in a Material Adverse Effect.

        Section 3.18    Environmental Matters.     Except as set forth on Part 3.18 of the Disclosure Schedule:

          (a)   All of the operations and properties of the Company and its Subsidiaries are, and since January 1, 2006, have been, in compliance in all material respects with all Environmental Laws.

          (b)   The use, handling, manufacture, treatment, processing, storage, generation, release, discharge and disposal of Hazardous Substances in the operations of the Company and its Subsidiaries are, and since January 1, 2006, have been, in compliance in all material respects with all Environmental Laws.

          (c)   All material Permits required under all Environmental Laws have been obtained, and the current operations of the Company and its Subsidiaries are in compliance in all material respects with the terms and conditions of such required permits, licenses and authorizations.

          (d)   There are no pending or, to the Knowledge of the Company, threatened material Environmental Claims against the Company or any of its Subsidiaries.

          (e)   There are no events, conditions or circumstances reasonably likely to result in a material liability to the Company or any of its Subsidiaries pursuant to Environmental Laws.

          (f)    the Company has made available to Parent true and complete copies of all material reports, assessments, audits, studies, investigations, data, environmental permits, licenses and authorizations and other written environmental information in the custody or possession of the Company or its Subsidiaries.

          (g)   None of the matters disclosed on Part 3.18 of the Disclosure Schedule, individually or in the aggregate, is reasonably expected to have a Material Adverse Effect.

        Section 3.19    Related Party Transactions.     Except as disclosed on Part 3.19 of the Disclosure Schedule, no executive officer or director of the Company or any of its Subsidiaries or any person owning 5% or more of the shares of Company Common Stock is a party to any Contract with or binding upon the Company or any of its Subsidiaries or any of their respective assets, rights or properties or has any interest in any property owned by the Company or any of its Subsidiaries. Except as disclosed on Part 3.19 of the Disclosure Schedule, there have been no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries on the one hand, and the affiliates of the Company (other than the Subsidiaries of the Company), on the other hand, that would be required to be disclosed under Item 404 under Regulation S-K under the Exchange Act.

        Section 3.20    Suppliers and Customers.

          (a)   Except as disclosed on Part 3.20(a) of the Disclosure Schedule, to the Knowledge of the Company, none of the 20 largest vendors of the Company and its Subsidiaries measured by the aggregate dollar value of vendor product sold by the Company and its Subsidiaries for any of the three most recently concluded fiscal years has notified in writing (including by email, text messaging or otherwise in writing) the Company or any of its Subsidiaries that it is (i) canceling or terminating its relationship with the Company or any of its Subsidiaries, or (ii) materially modifying its relationship with the Company or any of its Subsidiaries in a manner materially adverse to the Company or any of its Subsidiaries. Except as set forth on Part 3.20(a) of the Disclosure Schedule, there have been no material disputes with any vendors within the past two (2) years concerning amounts in excess of $100,000.

          (b)   Except as disclosed on Part 3.20(b) of the Disclosure Schedule, to the Knowledge of the Company, none of the 50 largest customers of the Company and its Subsidiaries measured by dollar value for any of the three most recently concluded fiscal years has notified in writing

  (including by email, text messaging or otherwise in writing) the Company or any of its Subsidiaries that it is (i) canceling or terminating its relationship with the Company or any of its Subsidiaries, or (ii) materially modifying its relationship with the Company or any of its Subsidiaries in a manner materially adverse to the Company or any of its Subsidiaries. Except as set forth on Part 3.20(b) of the Disclosure Schedule, there has been no material dispute with any customer within the past two (2) years concerning an amount in excess of $50,000.

        Section 3.21    Product Liability.     Except as disclosed on Part 3.21 of the Disclosure Schedules, during the past five years, there have been no product liability Actions involving the Company or any of its Subsidiaries or relating to products or services manufactured, sold or provided by the Company or any of its Subsidiaries in excess of $100,000. To the Knowledge of the Company, no such Action has been threatened.

        Section 3.22    Product Recalls.     Except as set forth on Part 3.22 of the Disclosure Schedule, which contains a true and correct list of all products sold by the Company and its Subsidiaries that to the Knowledge of the Company have been the subject of a product recall requested by the FDA, DEA or any other Governmental Authority, there have been no voluntary or involuntary recalls relating to the products sold by the Company since January 1, 2008.

        Section 3.23    Sales Representatives.     Except as set forth on Part 3.23 of the Disclosure Schedule (on a no-name basis), to the Knowledge of the Company, none of the Key Sales Representatives has notified the Company or any of its Subsidiaries in writing (including by e-mail, text messaging or otherwise in writing) that such sales representative is terminating his or her employment or sales representative agreement with the Company or such Subsidiary.

        Section 3.24    Certain Business Practices.     The Company and its Subsidiaries, and to the Knowledge of the Company each other Person associated with or acting for or on behalf of any of them, has not directly or indirectly: (a) made any unlawful contribution, gift, bribe, payoff, influence payment, kickback or other similar payment to any Person, private or public, regardless of form, whether in money, property or services, or (b) established or maintained any fund or asset that has not been recorded in its books and records.

        Section 3.25    Proxy Statement.     Except with respect to any information supplied by Parent in writing expressly for inclusion or incorporation by reference in the Proxy Statement, if any, (or any amendment thereof or supplement thereto), the Proxy Statement will not, at the date mailed to stockholders and at the time of the meeting of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement and the furnishing thereof by the Company will comply in all material respects with the applicable requirements of the Exchange Act and DGCL.

        Section 3.26    No Other Representations and Warranties.     The representations and warranties made by the Company in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any implied warranties. The Company hereby disclaims any such other or implied representations or warranties, notwithstanding the delivery or disclosure, if any, to the Parent or Merger Sub or their respective officers, directors, employees, agents or representatives of any documentation or other information.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Parent and Merger Sub hereby jointly and severally represent and warrant to the Company that:

        Section 4.1    Organization and Good Standing.     Each of Parent and Merger Sub is a corporation or other business entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has full power and authority to own, operate and lease its assets and properties, to carry on its business as that business is presently being conducted, and is duly qualified to do business and is in good standing as a foreign corporation or other foreign business entity in each jurisdiction where the ownership, lease or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to so qualify would not have a material adverse effect on the ability of Parent and Merger Sub to consummate the Merger.

        Section 4.2    Authority.     Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by the Parent's and Merger Sub's Board of Directors and no other corporate proceedings on the part of Parent or any of its Subsidiaries, including Merger Sub, are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated by this Agreement, other than the adoption of this Agreement, following its execution, by Parent in its capacity as the sole stockholder of Merger Sub. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub, constitutes a legal, valid and binding agreement of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally or by general equitable principles.

        Section 4.3    No Breach or Violation; Consents.

          (a)   None of the execution and delivery by Parent or Merger Sub of this Agreement or the consummation of the transactions contemplated hereby, or compliance by Parent or Merger Sub with any of the provisions hereof will: (i) violate or conflict with any provision of Parent's or Merger Sub's Organizational Documents; (ii) violate any Order, Permit, or award of any Governmental Authority against or binding upon Parent or Merger Sub; or (iii) assuming that the consents, approvals and filings referred to in Section 4.3(b) are obtained and made, constitute a violation by Parent or Merger Sub of, or either automatically or at the election of any Person result in the loss of any rights or benefits under, any applicable Legal Requirements.

          (b)   No consent, approval, waiver, action, non-action, or authorization of, filing with, notice to or declaration of any Governmental Authority is required to be obtained by Parent or Merger Sub for the consummation of the transactions contemplated by this Agreement or to preserve the benefits and rights that Parent and Merger Sub has now or will have at the Effective Time, other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL, (ii) filings with the SEC in accordance with the Exchange Act, (iii) filings pursuant to the applicable rules and regulations of Nasdaq, (iv) such filings and approvals as may be required by any applicable state securities, blue sky or takeover laws, (v) filings, permits, authorizations, waivers, consents, approvals, actions, and non-actions as may be required under the HSR Act and any comparable provisions under any applicable pre-merger notification laws or regulations of foreign jurisdictions and (vi) such other consents, authorization, filings, approvals and registrations as set forth on Part 4.3 of the Disclosure Schedule, which if not obtained or made would not be material to the Company or Parent or have a material effect on the ability of the Parties hereto to consummate the Merger.

        Section 4.4    Information in the Proxy Statement.     The information supplied by Parent in writing expressly for inclusion or incorporation by reference in the Proxy Statement, if any, (or any amendment thereof or supplement thereto) will not, at the date mailed to stockholders and at the time of the meeting of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

        Section 4.5    No Brokers or Finders Fees.     Except for William Blair & Company, the fees and expenses of which will be paid by Parent, none of Parent, Merger Sub, Parent's shareholders or any officer or director of Parent or Merger Sub has incurred any obligation or liability for any investment banker fees, brokerage fees, commissions, finders' fees or other similar payments in connection with any of the transactions contemplated by this Agreement.

        Section 4.6    Financing.

          (a)   Parent has provided to the Company true, accurate and complete copies of (i) the fully executed securities purchase agreement, dated as of the date of this Agreement, by and among Parent, Green Equity Investors V, L.P., a Delaware limited partnership and Green Equity Investors Side V, L.P., a Delaware limited partnership, as to which the Company is a named third party beneficiary, and the fully executed equity commitment letter, dated as of the date of this Agreement, addressed to the Company (together, the "Equity Commitment Letters"), pursuant to which Green Equity Investors V, L.P. and Green Equity Investors Side V, L.P. have committed to provide or cause to be provided the cash amounts set forth therein to provide equity financing pursuant to the securities purchase agreement to Parent and/or Merger Sub, and (ii) a fully executed debt commitment letter, dated as of the date hereof (the "Debt Commitment Letter" and together with the Equity Commitment Letters, the "Financing Commitments") pursuant to which, and subject to the terms and conditions thereof, the lenders party thereto have committed to provide Merger Sub with loans in the amounts described therein, the proceeds of which are to be used in part to consummate the Merger and the other transactions contemplated hereby and pay related fees and expenses (the "Debt Financing" and together with the equity financing pursuant to the Equity Commitment Letter, the "Financing").

          (b)   As of the date of this Agreement: (i) each of the Financing Commitments are in full force and effect and have not been withdrawn or terminated or otherwise amended, supplemented or modified in any respect; (ii) each of the Financing Commitments, in the form so delivered, is a legal, valid and binding obligation of Parent and/or Merger Sub and, to the knowledge of Parent, the other parties thereto; (iii) other than customary letters with respect to fees or indemnities or as disclosed to the Company, there are no other agreements, side letters or arrangements relating to the Financing Commitments; (iv) assuming the accuracy and completeness of the representations and warranties of the Company contained in Article III and performance by the Company of its covenants and agreements in this Agreement, and the accuracy and completeness of the representations and warranties, and performance of the covenants and agreements, in the Voting Agreement by the parties thereto, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Sub under any term or condition of the Financing Commitments; and (v) assuming satisfaction of the conditions (other than those to be satisfied at the Closing) to Parent's and Merger Sub's obligations to consummate the Merger as set forth herein, neither Parent nor Merger Sub has reason to believe that it could be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in the Financing Commitments. Parent and/or Merger Sub have fully paid any and all commitment fees or other fees required by the Financing Commitments to be paid on or before the date of this Agreement. The Financing Commitments contain all of the conditions precedent to the obligations of the parties thereunder to make the Financing available to Parent or Merger Sub on the terms therein. Subject to the terms and conditions of the Financing Commitments, and assuming the accuracy and completeness of the representations and warranties of the Company contained in Article III and performance by the Company of its covenants and agreements in this Agreement, and the accuracy and completeness of the representations and warranties, and performance of the covenants and agreements, in the Voting Agreement by the parties thereto, the aggregate proceeds from the Financing (together with cash on hand and other funds available to Parent and Merger Sub) are sufficient to fund all of the amounts required to be provided by Parent or Merger Sub for the consummation of the transactions contemplated hereby, and are sufficient for the satisfaction of all of Parent's and Merger Sub's obligations under this Agreement, including the payment of the total Merger Consideration and all other amounts to be paid pursuant to Article II and the payment of all associated costs and expenses of the Merger (including any repayment or refinancing of indebtedness of Parent, Merger Sub or the Company required in connection therewith). Notwithstanding anything in this Agreement to the contrary, the Debt Commitment Letters may be superseded at the option of Parent or Merger Sub after the date of this Agreement by new, alternative or additional financing commitments in accordance with Section 6.6.

        Section 4.7    Sufficient Funds.     Parent has, and at the date of the Effective Time will have (assuming the receipt of the Financing), a combination of cash, available lines of credit, credit facilities and committed financing (including the Financing Commitments) to enable it to pay the aggregate Merger Consideration in full as well as to make all other required payments payable in connection with the transactions contemplated hereby (including any repayment or refinancing of indebtedness of Parent, Merger Sub or the Company required in connection therewith).

        Section 4.8    Litigation.     There is no Action pending against (or, to the knowledge of Parent, threatened against or naming as a party thereto) Parent, Merger Sub or any of Parent's Subsidiaries and none of Parent, Merger Sub nor any of Parent's Subsidiaries is subject to any outstanding order, writ, injunction or decree of a Governmental Entity, in each case, which would, individually or in the aggregate, impair in any material respect the ability of each of Parent and Merger Sub to perform its obligations under this Agreement, as the case may be, or prevent the consummation of the Merger.

        Section 4.9    Guaranty.     Concurrently with the execution of this Agreement, Parent has delivered to the Company the duly executed Guaranty. The Guaranty is in full force and effect and is the valid, binding and enforceable obligation of each Guarantor, and no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of such Guarantor under such Guaranty.

ARTICLE V
COVENANTS OF THE COMPANY

        Section 5.1    Conduct of Business by the Company Pending the Merger.     The Company covenants and agrees that, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, unless Parent shall otherwise agree in writing and except as otherwise expressly contemplated by this Agreement, the Company shall, and shall cause each of its Subsidiaries to, conduct its business only in, and shall not take any action except in, the ordinary course of business and, except in accordance with this Agreement; and the Company shall, and shall cause each of its Subsidiaries to use commercially reasonable efforts to, (i) preserve substantially intact its and its Subsidiaries' business organization, (ii) keep available the services of the present officers, employees and consultants of the Company and its Subsidiaries, and (iii) preserve the present relationships and goodwill of the Company and its Subsidiaries with customers, vendors and other Persons with which the Company and its Subsidiaries have significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement or set forth in Part 5.1 of the Disclosure Schedule, the Company shall not, nor shall it permit any of its Subsidiaries to, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, directly or indirectly do any of the following without the prior written consent of Parent, which consent will not be unreasonably withheld:

          (a)   Amend or otherwise change its Organizational Documents;

          (b)   Issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including any phantom interest) in the Company or any Subsidiary, except for the issuance of shares of Company Common Stock issuable pursuant to Stock Options or Company Stock Awards that are outstanding as of the date hereof and are as of the date hereof, or before the Effective Time become, vested or exercisable in accordance with their terms;

          (c)   Sell, pledge, license, dispose of or encumber any properties or assets (including any Intellectual Property) (whether by way of merger, consolidation, sale of stock or assets, or otherwise) of the Company or any Subsidiary, including the capital stock or other equity interests in any Subsidiary of the Company, except for: (i) sales or other dispositions made in the ordinary course of business consistent with past practice (including, without limitation, licenses to third parties of Intellectual Property of the Company in the ordinary course of business); (ii) dispositions of obsolete or worthless assets or assets being replaced, in each case in the ordinary course of business; (iii) sales of immaterial assets not in excess of $100,000 in the aggregate; (iv) transactions among the Company and its wholly owned Subsidiaries or among the Company's wholly owned Subsidiaries, or (v) pursuant to existing agreements in effect prior to the execution of this Agreement or renewals thereof in the ordinary course consistent with past practice;

          (d)   (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of capital stock of any class, except dividends and distributions paid or made by Subsidiaries to their respective parents; (ii) split, combine or reclassify any shares of capital stock, except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction; (iii) purchase, repurchase, redeem or otherwise acquire any shares of capital stock; or (iv) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

          (e)   (i) Acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof; (ii) incur any indebtedness for borrowed money (other than routine borrowings by the Company or any of its Subsidiaries under the Company's credit agreement, as amended through November 10, 2010, in the ordinary course of business consistent with past practice) or issue any debt securities or assume, guarantee or endorse or otherwise become responsible whether directly, indirectly, contingently or otherwise for the obligations of any Person or make any loans or advances (other than routine advances to employees of the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice) or contributions or investments in any Person or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of trade payables consistent with past practice; (iii) enter into or amend any Material Contract, except for renewals thereof in the ordinary course consistent with past practice (provided, however, that any such renewal with respect to any Real Property Lease shall not exceed a period of 12 months), or otherwise waive, release or assign any material rights, claims or benefits thereunder; (iv) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of $100,000, other than as set forth in the Company's budget for capital expenditures previously made available to Parent; or (v) authorize any expenditures for purchase of inventory from any individual vendor that exceeds (i) an amount that the Company reasonably believes will be sold within 45 days after such inventory is received and (ii) more than $50,000 or which are outside the ordinary course of business;

          (f)    (i) Increase the compensation payable or to become payable or pay or agree to pay any bonuses to its directors and officers, (ii) increase the compensation payable to the Company's or any Company Subsidiary's employees except in the ordinary course of business consistent with past practice; (iii) grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee of the Company or any Subsidiary; (iv) establish, adopt, enter into, amend or terminate any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees; (v) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Plan, to the extent not already provided in any such Plan; (vi) change any actuarial or other assumptions used to calculate funding obligations with respect to any Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP; or (vii) forgive any loans to directors, officers or employees of the Company or any Subsidiary, except, in each case, as may be required by law;

          (g)   Take any action to change accounting policies, methods, principles, practices or procedures (including procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable) or change any current practices or procedures relating to payments of accounts payable and collection of accounts receivable, other than changes that are required by GAAP or Applicable Law;

          (h)   Make any material tax election inconsistent with past practice or settle or compromise any material federal, state, local or foreign tax liability or agree to an extension of a statute of limitations;

          (i)    Pay, discharge or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in accordance with the terms of any agreement or debt instrument existing at the date of this Agreement, or otherwise in the ordinary course of business;

          (j)    Settle or compromise any pending or threatened Actions for an amount payable by or on behalf of the Company in excess of $250,000 individually or in the aggregate, provided that neither the Company nor any of its Subsidiaries shall settle or agree to settle any Actions which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on the Company's business;

          (k)   Enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding or similar Contract with respect to any joint venture, strategic partnership or alliance;

          (l)    Make any loans or advances to officers, directors, and employees of the Company or any Subsidiary, except for advances to employees in the ordinary course of business consistent with past practice;

          (m)  Except in connection with actions permitted by Section 5.2 hereof, take any action to exempt any Person from, or make any acquisition of securities of the Company by any Person not subject to, any state takeover statute or similar statute or regulation that applies to Company with respect to a Acquisition Proposal or otherwise, including the restrictions on "business combinations" set forth in Section 203 of the DGCL, except for Parent, Merger Sub or any of their respective Subsidiaries or Affiliates, or the transactions contemplated by this Agreement;

          (n)   Make any material change to its (i) distributions networks or (ii) inventory management systems, in each case other than in the ordinary course of business consistent with past practice;

          (o)   Fail to keep in force any material insurance policy or replacement or revised provisions providing insurance coverage with respect to the assets, operations and activities of the Company and its Subsidiaries as are currently in effect;

          (p)   Take any action intended to result in any of the conditions to the Merger set forth in Article VII not being satisfied or intended to prevent, delay or impair the ability of the Company to consummate the Merger; or

          (q)   Agree in writing or otherwise to take, any of the actions described in subsections (a) through (p) of this Section 5.1.

        Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company's or its Subsidiaries' operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent's or its Subsidiaries' operations. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries' respective operations.

        Section 5.2    No Solicitation.

          (a)   The Company agrees that neither it nor any of its officers and directors shall, and that it shall use its commercially reasonable efforts to cause its Subsidiaries, employees, agents and advisors (including any attorneys, financial advisors, investment bankers or accountants) not to, directly or indirectly: (i) initiate, solicit, knowingly encourage or otherwise facilitate the making, submission or announcement of, any Acquisition Proposal, (ii) participate or engage in any discussions or negotiations regarding, or furnish to any Person any nonpublic information with respect to, or take any other action to facilitate any inquiries regarding or the making of any Acquisition Proposal, (iii) approve or recommend any Acquisition Proposal with respect to it, or (iv) enter into any letter of intent or similar document or any agreement, commitment or understanding contemplating or otherwise relating to any Acquisition Proposal or a transaction contemplated thereby; provided, that at any time prior to the adoption of this Agreement by the Company Stockholders, so long as the Acquisition Proposal is not as a result of a breach of this Section 5.2, the Company may, in response to a written Acquisition Proposal, participate in discussions or negotiations with, request clarifications from, or furnish information to, any Person which makes such an Acquisition Proposal if (x) such action is taken subject to a confidentiality agreement containing customary terms and conditions comparable to the provisions of the Confidentiality Agreement and (y) the Board of Directors of the Company reasonably determines in good faith, after consultation with outside legal counsel and financial advisor, that such Acquisition Proposal constitutes (or would reasonably be expected to constitute) a Superior Proposal.

          (b)   Neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw, modify or amend, or propose to withdraw, modify or amend, in a manner adverse to Parent, the Recommendations or (ii) resolve to do any of the foregoing; provided, that at any time prior to the adoption of this Agreement by the Company Stockholders, so long as the Acquisition Proposal is not as a result of a breach of this Section 5.2, the Board of Directors of the Company may withdraw, modify or amend the Recommendations and recommend an Acquisition Proposal if (x) the Board of Directors of the Company reasonably determines in good faith, after consultation with outside legal counsel and financial advisor, that such Acquisition Proposal constitutes a Superior Proposal, (y) the Board of Directors of the Company reasonably determines in good faith, after consultation with outside legal counsel, that such actions are necessary in order for the Board of Directors of the Company to comply with its fiduciary duties under applicable Legal Requirements and (z) prior to taking such actions, the Board of Directors of the Company shall have given Parent at least three business days notice of its intention to take such action and the opportunity during such period to submit a competing proposal (which shall be considered by the Board of Directors of the Company, as applicable, in good faith) and, notwithstanding such competing proposal, the Acquisition Proposal continues to constitute a Superior Proposal.

          (c)   The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal. In addition to the obligations set forth in Section 5.2(a), the Company shall as promptly as practicable (and in any event within 48 hours) advise Parent of any request for information with respect to any Acquisition Proposal, or any inquiry, discussions or negotiation with respect to any Acquisition Proposal, and the status, acquisition price, financial details and other terms and conditions of such Acquisition Proposal. The Company shall keep Parent reasonably informed of the status and acquisition price and other material details (including any amendments or proposed amendments) of any such Acquisition Proposal and keep Parent reasonably informed as to the acquisition price and other material details of any information requested of or provided to it and as to the details of all discussions or negotiations with respect to any such Acquisition Proposal. The Company shall promptly make available to Parent any non-public information concerning it provided to any other Person in connection with any Acquisition Proposal, that was not previously made available to Parent.

          (d)   Notwithstanding the foregoing, nothing in this Section 5.2 or any provision hereof shall prohibit the Company or the Board of Directors of the Company from (i) taking and disclosing to the Company's stockholders its position pursuant to Rules 14d-9 and 14e-2 and Item 1012(a) of Regulation M-A under the Exchange Act, or (ii) making such disclosure to the Company's stockholders (including withdrawing or modifying, in a manner adverse to the transactions contemplated by this Agreement, the approval or recommendation by the Board of Directors of the Company or any committee thereof in favor of this Agreement or the Merger) if the Board of Directors of the Company determines in good faith, after receipt of advice from outside legal counsel to the Company, that such disclosure is required to comply with its obligations under applicable Legal Requirements. In addition, it is understood and agreed that, for purposes of this Agreement, a factually accurate public statement by the Company that describes the Company's receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto, or any "stop, look and listen" communication by the Board of Directors of the Company pursuant to Rule 14d-9(f) of the Exchange Act or any similar communication to the stockholders of the Company, shall not constitute a withdrawal of the Recommendations or an approval or recommendation with respect to any Acquisition Proposal.

        Section 5.3    Access to Information.     Upon reasonable notice and subject to restrictions contained in the Confidentiality Agreement, the Company shall, and shall cause its Subsidiaries to, afford to Parent and its officers, and a reasonable number of its employees (other than any sales representatives or sales managers), accountants, counsel and other representatives, reasonable access, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Article VIII, to all its properties, books, contracts, commitments and records and, during such period, the Company shall, and shall cause its Subsidiaries to, furnish promptly to Parent all information concerning the Company's and its Subsidiaries' businesses, properties and personnel as Parent may reasonably request, and the Company shall, and shall cause its Subsidiaries to during normal business, make available to a reasonable number of Parent employees and other appropriate individuals (including attorneys, accountants and other professionals) its employees (who are at or above the level of Regional General Manager), accountants, counsel and other professionals for discussion of the Company's and its Subsidiaries' business, properties and personnel as Parent may reasonably request in order to successfully transition to Parent, the business of the Company and its Subsidiaries. All access to the Company's and its Subsidiaries' personnel and facilities will be conducted during normal business hours and as coordinated through the Company's Chief Executive Officer or

Chief Financial Officer. All access to the Company's accountants, counsel and other representatives will be coordinated through the Company's Chief Financial Officer. In connection with the overall transition planning for the Closing, the Company (i) shall cause, and shall cause its Subsidiaries to cause, appropriate personnel requested by Parent (who are at or above the level of Regional General Manager) to have periodic discussions and planning sessions during normal business hours with Parent and its officers relating to transitioning the business of the Company and its Subsidiaries to Parent and (ii) use reasonable best efforts to cooperate with Parent in establishing transitional arrangements and integration plans as reasonably requested by Parent. To the extent that any material provided includes material that is subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, the Parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All such material that is entitled to protection under such attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under such privilege, this Agreement and the joint defense doctrine. In addition, the Parties will make alternative disclosure arrangements, including adopting specific procedures to protect the confidentiality of sensitive material and to ensure compliance with applicable Legal Requirements, including Antitrust Laws. No investigation shall affect the Company's representations and warranties contained herein, or limit or otherwise affect the remedies available to Parent or Merger Sub pursuant to this Agreement.

        Section 5.4    Consents.     As promptly as practicable after the date hereof, the Company shall use commercially reasonable efforts to give all notices, make all filings and obtain all consents, waivers, licenses, permits, approvals, authorizations or orders, whether to or from Governmental Authorities or other Persons, that are required by Section 3.4(b) hereof or identified in Part 3.4(b) of the Disclosure Schedule.

        Section 5.5    Notification of Certain Matters.     Between the date of this Agreement and the Closing Date, the Company shall promptly notify Parent in writing of (i) Knowledge of the Company of any event, fact or condition that causes or constitutes a material breach of any of the Company's representations and warranties in this Agreement or (ii) Knowledge of the Company of the occurrence, nonoccurrence or existence after the date of this Agreement of any event, fact or condition that would cause or constitute a material breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence, nonoccurrence, existence or discovery of such event, fact or condition. During the same period, the Company shall promptly notify Parent in writing of the occurrence of any material breach of any covenant of the Company in this Agreement or of the occurrence, nonoccurrence or existence of any event, fact or condition that would be reasonably expected to make the satisfaction of any of the conditions in Section 7 impossible or unlikely. During the same period, the Company shall promptly notify Parent in writing of any pending, or to the Knowledge of the Company, threatened Action which (x) challenges or seeks material damages in connection with the Merger or the other transactions contemplated by this Agreement or (y) seeks to prohibit or prevent the consummation of the Merger or the other transactions contemplated by this Agreement or otherwise limit in any material respect the right of Parent or Merger Sub to own or operate all or any portion of the businesses or assets of the Company. The Company agrees that the delivery of any notice pursuant to this Section 5.5 shall not limit or otherwise affect the remedies available under this Agreement to Parent or Merger Sub or, except as otherwise agreed to by Parent, in any way modify or supplement the representations or warranties of the Company made under this Agreement or affect or modify the conditions to the obligations of Parent or Merger Sub under this Agreement.

 ARTICLE VI
ADDITIONAL COVENANTS OF THE PARTIES

        Section 6.1    Company Stockholder Approval.

          (a)   The Company shall, as soon as practicable following the date of this Agreement (and in no event later than 15 business days following the date hereof), prepare and file a proxy statement (the "Proxy Statement") with respect to the solicitation of proxies to vote for adoption of this Agreement at the Stockholders' Meeting. Each of Parent and the Company agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Proxy Statement. The Company shall use its commercially reasonable efforts to respond promptly to any comments made by the SEC and its staff with respect to the Proxy Statement. The Company shall provide Parent and its counsel with copies of any written comments that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after the Company's receipt of such comments, and any written responses thereto. Parent and its counsel shall be given reasonable opportunity to review any such written responses and the Company shall give good faith consideration to all reasonable additions, deletions or changes suggested thereto by Parent and its counsel. After completing proceedings with the staff of the SEC with respect to the Proxy Statement, the Company will distribute the definitive Proxy Statement to its stockholders. Whenever any event occurs or if there is any inaccuracy in the Proxy Statement which should be set forth in an amendment or supplement to the Proxy Statement, the Company or Parent, as the case may be, will promptly inform the other of such occurrence or inaccuracy and cooperate in making any appropriate amendment or supplement and mailing such amendment or supplement to the Company's stockholders. The Proxy Statement shall include the Recommendations, unless such Recommendations have been withdrawn in accordance with Section 5.2(b), and the Fairness Opinion.

          (b)   As soon as practicable following the date of this Agreement, the Company shall set a record date for, call and give notice of a special meeting of its stockholders (the "Stockholders' Meeting") for the purpose of considering and voting on the adoption of this Agreement (with the record date and meeting date set in consultation with Parent, and with the meeting date following the date on which the SEC staff advises the Company that it has no further comments on the Proxy Statement (or that the SEC staff advises that it is not reviewing the Proxy Statement) or that the Company may commence mailing the Proxy Statement)), and the Company shall take all action necessary under all applicable Legal Requirements and in accordance with the Company's Organizational Documents to hold the Stockholders' Meeting. The Stockholders' Meeting shall be held as soon as reasonably practicable after the definitive Proxy Statement has been distributed to the Company's stockholders. The Company shall use commercially reasonable efforts to solicit proxies from its stockholders to vote in favor of the proposal to adopt this Agreement. The Company shall not require any vote greater than a majority of the votes entitled to be cast by the holders of the issued and outstanding shares of Company Common Stock for approval of the Merger and this Agreement. Unless this Agreement is previously terminated in accordance with Article 8, the Company shall submit the Merger and this Agreement to a vote of its stockholders at the Stockholders' Meeting even if the Board of Directors of the Company determines at any time after the date hereof that the Merger is no longer advisable and withdraws its Recommendations.

          (c)   Simultaneously with the execution of this Agreement, Parent has entered into a Voting Agreement dated as of the date hereof with each of Charlesbank Equity Fund VI, Limited Partnership, CB Offshore Equity Fund VI, L.P., Charlesbank Coinvestment Partners, Limited Partnership and Charlesbank Equity Coinvestment Fund VI, Limited Partnership and James C.

  Robison (the "Primary Stockholders"), pursuant to which such stockholders have, among other things, agreed to give Parent and Merger Sub an irrevocable proxy to vote all of the shares of capital stock of the Company that such stockholders own in accordance with such Voting Agreements.

        Section 6.2    Notification.     Parent shall promptly notify the Company of any breach of any covenant of Parent in this Agreement or of the occurrence of any event that would be reasonably expected to make the satisfaction of any of the conditions in Section 7 impossible or unlikely.

        Section 6.3    Employee Benefits.     Parent shall, from and after the Effective Time, and in the case of subclause (i) ending on the date which is six (6) months from the Effective Time (or if earlier, the date of the employee's termination of employment with Parent and its Subsidiaries), (i) provide employees of the Company and its Subsidiaries who remain as employees of the Surviving Corporation and its Subsidiaries with (y) employee benefit plans which are no less favorable in the aggregate than those provided to similarly situated employees of Parent and its Affiliates, whether through Parent's employee benefit plans or through continuation of some or all of the Company's employee benefit plans, at the sole discretion of Parent or (z) at the sole discretion of Parent, a continuation of all of the Company's employee benefit plans, (ii) provide employees of the Company who remain as employees of the Surviving Corporation and its Subsidiaries credit for years of service with the Company prior to the Effective Time for the purpose of eligibility and vesting pursuant to Parent's plans and policies (but not for accrual of benefits to the extent that such credit would result in a duplication of benefits), and (iii) cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under comparable Company employee plans) and eligibility waiting periods under group health plans of Parent to be waived with respect to former employees of the Company and its Subsidiaries who remain as employees of the Surviving Corporation and its Subsidiaries (and their eligible dependents) and who become participants in similar group health plans of Parent or the Surviving Corporation. Former employees of the Company and its Subsidiaries who remain as employees of the Surviving Corporation and its Subsidiaries and their dependents shall also be given credit for any deductible or co-payment amounts paid in respect of the plan year of Parent in which the Effective Time occurs, to the extent, following the Effective Time, they participate in any of Parent's plans during such plan year for which deductibles or co-payments are required. Nothing in this Section 6.3 shall be interpreted as preventing Parent or its Subsidiaries from amending, modifying or terminating any employee plans, or other contracts, arrangements, commitments or understandings of the Company or any Subsidiary or from terminating the employment of any particular employee. No employee or any other person will be deemed a third party beneficiary or have the right to enforce the terms of this Section 6.3.

        Section 6.4    Indemnification of Company Directors and Officers.

          (a)   For a period of six years from the Effective Time, Parent will cause the Surviving Corporation to fulfill and honor in all respects and to the fullest extent permitted by Delaware law the obligations of the Company and its Subsidiaries to Persons who were its directors and officers at any time before or as of the Effective Time (the "Indemnified Parties") pursuant to any indemnification provisions under the Company's Organizational Documents or any indemnification agreement between the Company and such directors or officers, each as in effect on the date of this Agreement (the "Company Indemnification Provisions"), with respect to claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, administrative or investigative, arising out of or pertaining to any action or omission in their capacities as officers or directors, in each case occurring before the Effective Time (including the transactions contemplated by this Agreement). The Organizational Documents of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Organizational Documents of the Company as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of the Indemnified Parties. Any claims for indemnification made under this Section 6.4(a) on or before the sixth anniversary of the Effective Time shall survive such anniversary until the final resolution thereof.

          (b)   At or prior to the Effective Time, the Company shall purchase directors' and officers' liability insurance and fiduciary liability insurance coverage (which by its terms shall survive the Merger) for the Indemnified Parties, which shall provide such Indemnified Parties with coverage for six (6) years following the Effective Time for claims arising out of acts or omissions occurring before the Effective Time that is no less favorable than the Company's existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, that in no event shall the Surviving Corporation be required to pay aggregate annual premiums in any one year for such insurance an amount in excess of two hundred percent (200%) of the current aggregate annual premiums paid by the Company for such insurance (or such coverage as is available for such amount). The provisions of the immediately preceding sentence shall be deemed to have been satisfied if a prepaid "tail" insurance policy has been obtained before the Effective Time for purposes of this Section 6.4(b), which policy provides the Indemnified Parties with coverage no less favorable than the Company's existing policy for a period of six years with respect to claims arising out of acts or omissions that occurred on or before the Effective Time, including in respect of the transactions contemplated by this Agreement. If such prepaid policies have been obtained before the Effective Time, Parent and Surviving Corporation shall maintain such policies in full force and effect, and continue to honor the obligations thereunder for a period of six years from the Effective Time.

          (c)   The obligations of Parent and the Surviving Corporation under this Section 6.4 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Party to whom this Section 6.4 applies shall be third party beneficiaries of and may enforce this Section 6.4).

          (d)   In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, honor the indemnification obligations set forth in this Section 6.4.

        Section 6.5    Further Assurances; Legal Requirements.

          (a)   Subject to the terms hereof, each of the Company, Parent and Merger Sub shall each use their commercially reasonable efforts to:

              (i)  take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable;

             (ii)  as promptly as practicable, obtain from any Governmental Authority or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained by the Company or Parent in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

            (iii)  as promptly as practicable make all necessary filings, notifications, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) any applicable federal or state securities laws, (B) the HSR Act and any related governmental request thereunder (with the initial filing under the HSR Act to be made within ten (10) business days of the date of this Agreement), (C) any other applicable Legal Requirement;

            (iv)  contest any Action relating to the Merger or the other transactions contemplated by this Agreement; and

             (v)  execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

          The Parties shall cooperate with each other in connection with the making of all such filings. The Parties shall each use their commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Proxy Statement) in connection with the transactions contemplated by this Agreement.

          (b)   The Parties agree to cooperate and to use their commercially reasonable best efforts to promptly obtain all permits, authorizations, consents, clearances, approvals, waivers, actions or non-actions (collectively the "Antitrust Consents") required for Closing under the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, and any other federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade, or substantial lessening of competition (collectively "Antitrust Laws"), to respond promptly to any requests from any Governmental Authority for information under any Antitrust Law relating to the Merger, and to contest and resist any Action, including any legislative, administrative or judicial Action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an "Antitrust Order") that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under any Antitrust Law. The Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other Parties in advance with reasonable time for review, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals prepared for submission to a Governmental Authority under any Antitrust Law in connection with the Merger and made or submitted by or on behalf of any Party hereto in connection with proceedings under or relating to any Antitrust Law. Subject to the relevant Governmental Authority's consent, each Party will provide the other Parties advance notice of, and permit representatives of the other Parties to attend, all meetings with a Governmental Authority relating to the Merger under any Antitrust Law.

          (c)   For the avoidance of doubt, "commercially reasonable best efforts" for purposes of Section 6.5(b) shall include the obligation by Parent, Merger Sub, and any of their Subsidiaries to offer and consent to, and thereafter to implement, any of the following measures if doing so would enable the Parties to obtain the Antitrust Consents, lift any Antitrust Order, or resolve any Action under Section 6.5(b): (i) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of business of the Company, the Surviving Corporation, Parent, Merger Sub or any of their respective Subsidiaries, (ii) conduct, restrict, operate, invest or otherwise change the assets, business or portion of business of the Company, the Surviving Corporation, Parent, Merger Sub or any of their respective Subsidiaries in any manner, or (iii) impose any restriction, requirement or limitation on the operation of the business or portion of the business of the Company, the Surviving Corporation, Parent, Merger Sub or any of their respective Subsidiaries; provided, that if requested by Parent, the Company will become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement or order so long as such requirement, condition, limitation, understanding, agreement or order is only binding on the Company in the event the Closing occurs; provided further, however, that neither of Parent, Merger Sub or any of their Subsidiaries shall be required to consent to or implement a Material Divestiture Action. "Material Divestiture Action" means an Antitrust Order, which requires Parent or Company to (i) sell or otherwise dispose of, or hold separate and agree to sell or otherwise dispose of, material assets or material businesses, (ii) terminate material existing relationships, material contractual rights or other material obligations, (iii) terminate any material venture, (iv) create any material relationship, material contractual rights or other material obligations, or (v) effectuate any other material change or restructuring; or take one or more of the enumerated actions, that when taken together, would be materially adverse to the business of Parent, the Company or the combined enterprise.

        Section 6.6    Financing.

          (a)   Each of Parent and Merger Sub shall use, and shall cause their Affiliates to use, their respective reasonable best efforts to (i) arrange and obtain the proceeds of the Financing on the terms and conditions described in the Financing Commitments, (ii) enter into definitive agreements with respect thereto on the terms and conditions contained in the Financing Commitments or on other terms and conditions not in violation of this Section 6.6 and (iii) satisfy on a timely basis all conditions applicable to Parent, Merger Sub or their Affiliates in such definitive agreements. Anything in this Agreement to the contrary notwithstanding, Parent and Merger Sub shall be permitted to amend, modify or supplement the Financing Commitments or replace any portion of the Financing Commitments with new financing commitments, including through co-investment or by financing from one or more additional parties, provided, that Parent and Merger Sub shall not permit any amendment, supplement or modification to be made to, or any waiver of any provision or remedy under, or replacement of, the Financing Commitments, if such replacement (including through co-investment by or financing by one or more additional parties), amendment, supplement, modification or waiver would reasonably be expected to prevent, delay or impede in any respect the ability of Parent and Merger Sub to consummate the Merger or the likelihood of consummation thereof or is adverse to the interests of the Company prior to the Closing in any other respect; and in any event, Parent shall disclose to the Company promptly its intention to amend, modify, supplement or replace any portion of the Financing Commitments and shall keep the Company reasonably promptly informed of the terms thereof, including providing the most recent drafts of commitment letters containing any new or modified term.

          (b)   Parent and Merger Sub shall use their respective reasonable best efforts to cause the lenders that are party to the Debt Commitment Letters and any other persons providing Financing to fund at or immediately after the Effective Time the Financing required to consummate the Merger and the other transactions contemplated by this Agreement and the Financing Commitments, if all conditions to the Financing are satisfied or waived (or will be satisfied or waived upon funding) and all the conditions to the Merger in Article VII are satisfied or waived. For the avoidance of doubt, Parent shall make all funds available to Merger Sub as are required for it to perform its obligations hereunder (including with respect to the consummation of the Merger and the payment of the Merger Consideration and all associated transaction costs and expenses).

          (c)   In the event that any portion of the Financing becomes or could become unavailable in the manner or from the sources contemplated in the Financing Commitments, (A) Parent shall promptly so notify the Company and (B) Parent and Merger Sub shall use their respective reasonable best efforts to arrange to obtain any such portion (or any lesser portion that is sufficient to consummate the Merger) from alternative sources on terms as favorable to Parent and Merger Sub as are reasonably available for financings of the type contemplated by the Debt Commitment Letter in the debt markets at such time as promptly as practicable following the occurrence of such event, including by entering into definitive agreements with respect thereto (such definitive agreements entered into pursuant to the first sentence of this Section 6.6(c) or

  Section 6.6(a)(ii) being referred to as the "Financing Agreements"). Parent and Merger Sub shall, shall cause their Affiliates to, and shall use their respective reasonable best efforts to cause their representatives to, comply with their obligations, and satisfy on a timely basis the conditions to consummating the Merger, under the Financing Agreements and any related fee and engagement letters.

          (d)   Parent shall (x) furnish the Company complete, correct and executed copies of the Financing Agreements promptly upon their execution, (y) give the Company prompt notice of any breach or threatened breach by any party of any of the Financing Commitments, any alternative financing commitment or the Financing Agreements of which Parent or Merger Sub becomes aware or any termination or threatened termination thereof and (z) otherwise keep the Company reasonably informed of the status of its efforts to arrange the Financing (or any replacement thereof).

        Section 6.7    Financing Cooperation.     Prior to the Effective Time with respect to the financing of the Merger, the Company shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its and their respective officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives to, in each case at Parent's sole expense, provide to Parent and Merger Sub all cooperation requested by Parent that is reasonably necessary, proper or advisable in connection with the Financing or any permitted amended or modified or replacement financing (collectively with the Financing, the "Available Financing") and the transactions contemplated by this Agreement (provided that such requested cooperation does not unreasonably interfere with the business or operations of the Company and its Subsidiaries), including (i) participation in a reasonable number of meetings, presentations, due diligence sessions (including accounting due diligence sessions), drafting sessions and meetings with, and presentations to, prospective lenders (all of which shall take place at the Company's facilities); (ii) assisting with the preparation of materials for bank information memoranda and similar documents required in connection with the Debt Financing, including execution and delivery of customary representation letters in connection therewith; (iii) (A) as promptly as practical after Parent's request, furnishing Parent and its Available Financing sources with financial and other information regarding the Company and its Subsidiaries as may be reasonably requested by Parent, and (B) in any event, by the deadlines set forth therein, all financial information regarding the Company and its Subsidiaries required to be timely delivered to satisfy a condition precedent to the Available Financing (all such information in this clause (iii), the "Required Information"); (iv) using reasonable best efforts to obtain legal opinions, appraisals, officers certificates, lien searches, payoff letters and lien termination statements, surveys, engineering reports, title insurance and other documentation and items relating to the Available Financing (including documentation and other information required by bank regulatory authorities under applicable "know-your-customer" and anti-money laundering rules and regulations, including the Patriot Act) as reasonably requested by Parent or Merger Sub and, if requested by Parent or Merger Sub, to cooperate with and assist Parent or Merger Sub in obtaining such documentation and items; (v) executing and delivering, as of the Effective Time, any pledge and security documents, other definitive financing documents, or other certificates, mortgages, documents and instruments relating to guarantees, or documents as may be reasonably requested by Parent (including a certificate of the Chief Financial Officer of the Company or any Subsidiary with respect to solvency matters and consents of accountants for use of their reports in any materials relating to the Available Financing) and otherwise facilitating the pledging of collateral and providing of guarantees contemplated by the Debt Commitment Letters and any other Available Financing (including cooperation in connection with the pay-off of existing indebtedness and the release of related Liens); (vi) taking all actions reasonably necessary to (A) permit the prospective persons involved in the Available Financing to (1) evaluate the Company, including the Company's current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements and (2) conduct a collateral field exam and a net orderly liquidation appraisal of the Company's and its Subsidiaries' inventory (B) establish bank and other accounts, blocked account agreements and lock box arrangements in connection with the foregoing; (vii) using reasonable best efforts to obtain waivers, consents, estoppels and approvals from other parties to material leases, encumbrances and contracts to which any Subsidiary of the Company is a party and to arrange discussions among Parent, Merger Sub and their financing sources with other parties to material leases, encumbrances and contracts; and (viii) facilitating the consummation of the Available Financing and to permit the proceeds thereof, together with the cash at the Company and its Subsidiaries, to be made available to the Company to consummate the Merger; provided, that notwithstanding the foregoing, no obligations of the Company, its Subsidiaries or their Representatives under any such agreement, certificate, document or instrument shall be effective until the Effective Time; provided further, that nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or its Subsidiaries and neither the Company nor any of its Subsidiaries shall be required to pay any commitment fee or other fee or payment to obtain consent or to incur any liability with respect to the Debt Financing prior to the Effective Time. The Company will upon request by Parent, update any such Required Information in order to ensure that such Required Information does not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading. The Company hereby consents to the use of its and its Subsidiaries' logos in connection with the Available Financing; provided, that such logos are used solely in a manner that is not intended to nor reasonably likely to harm or disparage the Company or its Subsidiaries or the reputation or goodwill of the Company or its Subsidiaries. Parent shall promptly reimburse the Company for any out-of-pocket costs and expenses incurred in connection with the Company's, any of its Subsidiaries' or any of their respective Representatives' obligations under this Section 6.7. Notwithstanding any other provision set forth herein or in any other agreement between Company and Parent (or its Affiliates), Company agrees that Parent and its Affiliates may share non-public or confidential information regarding the Company and its businesses with the financing sources identified in the Debt Commitment Letter, and that Parent, its Affiliates and such financing sources may share such information with potential financing sources in connection with any marketing efforts (including any syndication) in connection with the Available Financing, provided that the recipients of such information agree to customary confidentiality arrangements.

        Section 6.8    Public Disclosure.     Except with respect to any action taken pursuant to, and in accordance with, Section 5.2 or Article VIII, so long as this Agreement is in effect, neither Parent nor the Company shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other Party, which consent shall not be unreasonably withheld or delayed, except as may be required by applicable Legal Requirements or the applicable rules of Nasdaq, in which event such Party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other Parties to review and comment upon such press release or other announcement and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided, however, that the Party seeking to issue or cause the publication of any press release or other announcement with respect to the transaction contemplated by this Agreement shall not be required to provide any such review or comment to the other Party in connection with any disclosure contemplated by Section 5.2 or any disclosure of Parent or Merger Sub in response thereto or in connection therewith.

        Section 6.9    Takeover Statutes.     If any "control share acquisition," "fair price," "moratorium" or other anti-takeover law becomes or is deemed to be applicable to the Company, Parent, Merger Sub, the Merger or any other transaction contemplated by this Agreement or the Voting Agreements, then each of the Company, Parent, Merger Sub, and their respective board of directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover law inapplicable to the foregoing.

        Section 6.10    No Control of the Company's Business.     Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company's or its Subsidiaries' operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries' operations.

        Section 6.11    Stockholder Litigation.     The Company shall control, and the Company shall give Parent the opportunity to participate in the defense of any litigation brought by stockholders of the Company against the Company and/or its directors relating to the transactions contemplated by this Agreement, including the Merger; provided, that the Company shall not compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any litigation arising or resulting from the transactions contemplated by this Agreement (other than any settlement solely for monetary damages paid entirely from proceeds of insurance, except for any applicable deductible), or consent to the same without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed.

        Section 6.12    Stock Exchange De-listing.     Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Legal Requirements and rules and policies of Nasdaq to cause the delisting of the Company and of the Company Common Stock from Nasdaq as promptly as practicable after the Effective Time and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after such delisting.

        Section 6.13    Rule 16b-3 Actions.     Parent and the Company agree that, in order to most effectively compensate and retain those officers and directors of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the Merger, both prior to and after the Effective Time, it is desirable that such Persons not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable Legal Requirements in connection with the transactions contemplated by this Agreement, and for that compensatory and retentive purpose agree to the provisions of this Section 6.13. Promptly after the date hereof and prior to the Termination Date, the Company shall take all such steps as may be required to cause any dispositions of shares of Company Common Stock resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Legal Requirements.

ARTICLE VII
CONDITIONS TO THE OBLIGATIONS OF THE PARTIES

        Section 7.1    Conditions to the Obligations of Parent and Merger Sub to Effect the Merger.     The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent and Merger Sub:

          (a)   there shall not be pending any Action in which a Governmental Authority is challenging or seeking to (i) restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement (ii) prohibit or materially limit the ownership or operation by Parent or Merger Sub of all or any material portion of the business or assets of the Company and its Subsidiaries or compel Parent or Merger Sub to dispose of or hold separate all or any material portion of the business or assets of Parent or of the Company and its Subsidiaries, (iii) impose material limitations on the ability of Parent or Merger Sub to effectively acquire, hold or exercise full rights of ownership of the Shares, including the right to vote any shares of

  Company Common Stock acquired or owned by Parent or Merger Sub on all matters properly presented to the Company's stockholders, (iv) require Parent or the Company or any of their respective Subsidiaries or Affiliates to cease or refrain from engaging in any material business, including any material business conducted by the Company or any of its Subsidiaries, if the Merger is consummated, or (v) otherwise prohibit or unreasonably delay the consummation of the Merger or any of the other transactions contemplated by this Agreement;

          (b)   no Legal Requirement shall have been issued or enacted by any Government Authority that remains in effect or that is deemed applicable to the Merger that prohibits or prevents the Merger or makes consummation of the Merger illegal or would reasonably be expected to result in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

          (c)   since the date hereof, there shall not have occurred or become known any fact, circumstance, event, change, circumstance or development or effect which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

          (d)   the applicable waiting period under the HSR Act (and any extension thereof), and any timing agreements with any Governmental Authority relating to an Antitrust Law shall have expired or been terminated;

          (e)   the Board of Directors of the Company shall not have withdrawn, modified or amended the Recommendations, or shall not have failed upon Parent's request to publicly reconfirm the Recommendations, or shall not have endorsed, approved or recommended any Acquisition Proposal;

          (f)    any notices, filings, consents, waivers, licenses, permits, approvals, authorizations or orders, whether to or from Governmental Authorities or other Persons, that are identified in Part 3.4(b) of the Disclosure Schedule shall have been provided, made or obtained;

          (g)   (i) the representations and warranties of the Company contained in Sections 3.1, 3.2, 3.3 and 3.5 shall be true and correct in all respects as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties expressly related to a specific date, in which case such representations and warranties shall be true in all respects only as of such date) or (ii) each other representation and warranty of the Company contained herein shall be true and correct in any respect as of the Closing Date with the same force and effect as if made on and as of such date (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein), except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct only as of such date, except where the failure to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

          (h)   the Company shall not have breached or failed to perform, in any material respect, any of its material covenants, obligations or agreements to be performed by it under this Agreement, other than any such breach or failure to perform that has been cured to the good faith satisfaction of Parent;

          (i)    all members of the Board of Directors of the Company shall have resigned from the Board of Directors of the Company effective immediately prior to the Effective Time; and

          (j)    the Company shall have delivered to Parent (i) a certificate, dated as of the Closing Date, signed on behalf of the Company by the Chief Executive Officer certifying as to the fulfillment of the conditions specified in Sections 7.1(g) and 7.1(h), (ii) a certificate of the Secretary of the Company certifying, among other things, the resolutions of the Board of Directors referred to in

  Section 3.3(b), (iii) any subsequent resolutions of the Board of Directors with respect to the Merger and, (iv) the resolution of the Company's stockholders approving the Merger.

        Section 7.2    Conditions to Each Party's Obligations to Effect the Merger.     The respective obligations of the Company, Parent and Merger Sub to complete the Merger are subject to satisfaction, or to the extent permitted by Legal Requirements, the waiver by each Party on or before the Closing Date of the following conditions:

          (a)   This Agreement and the Merger shall have been approved by the requisite votes of the stockholders of the Company;

          (b)   There shall be no Action, Legal Requirement or Order of any Governmental Authority which prohibits or prevents the Merger or makes consummation of the Merger illegal; and

          (c)   The applicable waiting period under the HSR Act (and any extension thereof), and any timing agreements with any Governmental Authority relating to an Antitrust Law shall have expired or been terminated.

ARTICLE VIII
TERMINATION

        This Agreement may be terminated prior to the Effective Time (whether before or, subject to the terms hereof, after adoption of this Agreement by the Company's stockholders and the adoption of this Agreement by the sole stockholder of the Merger Sub) as follows:

        Section 8.1    Termination by Mutual Consent.     This Agreement may be terminated at any time and the Merger may be abandoned before the Effective Time, notwithstanding approval of this Agreement by the Company Stockholders and the sole stockholder of the Merger Sub, by the mutual written consent duly authorized by the Board of Directors of Parent and the Board of Directors of the Company.

        Section 8.2    Unilateral Termination.

          (a)   Either Parent or the Company, by giving written notice to the other, may terminate this Agreement if a court of competent jurisdiction or other Governmental Authority shall have issued a nonappealable final Order or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger or any other material transaction contemplated by this Agreement; provided, that the right to terminate this Agreement under this Section 8.2(a) shall not be available to a party if the issuance of such nonappealable final Order was primarily due to the failure of such Party to perform any of its obligations under this Agreement;

          (b)   Either Parent or the Company, by giving written notice to the other, may terminate this Agreement if (i) the Effective Time shall not have occurred on or before 11:59 P.M. Pacific time on the Termination Date or (ii) at the Stockholders' Meeting (or any adjournment or postponement thereof) the requisite vote of the stockholders of the Company in favor of the adoption of this Agreement shall not have been obtained; provided, that the right to terminate this Agreement pursuant to Section 8.2(b)(i) shall not be available to any Party whose breach of this Agreement has been the primary cause of, or primarily resulted in, the Merger not being consummated by such date; provided further, that the right to terminate this Agreement pursuant to this Section 8.2(b)(ii) shall not be available to the Company if (x) any Primary Stockholder is then in material breach of any of its obligations under the Voting Agreement or (y) if Company's breach of this Agreement has been the primary cause of, or primarily resulted in, the failure by the Company to obtain the requisite stockholder approval.

          (c)   The Company, by giving written notice to Parent, may terminate this Agreement at any time prior to the Effective Time if (i) Parent or Merger Sub shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with or performed by Parent or Merger Sub at or prior to the date of such notice and such failure is incapable of being cured by the Termination Date, or if curable, has not been cured or such condition has not been satisfied within ten (10) days after the receipt of notice thereof; provided, that the right to terminate this Agreement pursuant to this Section 8.2(c)(i) shall not be available if the Company is then in material breach of any of its covenants, agreements, representations or warranties contained in this Agreement or if any Primary Stockholder is then in material breach of any of its obligations under the Voting Agreement; or (ii) the Company receives an unsolicited written Acquisition Proposal and the conditions described in clauses (x), (y) and (z) of Section 5.2(b) are met and prior to or concurrently with such termination, the Company pays the Termination Fee to Parent in accordance with Section 8.4.

          (d)   Parent, by giving written notice to the Company, may terminate this Agreement at any time prior to the Effective Time if (i) the Company shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with or performed by the Company at or prior to such date of termination, which would result in any condition set forth in Section 7.1 not being satisfied, and such failure is incapable of being cured by the Termination Date, or if curable, has not been cured or such condition has not been satisfied within thirty (30) days after the receipt of notice thereof; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.2(d)(i) if Parent or Merger Sub is then in material breach of any of its covenants, agreements, representations or warranties contained in this Agreement, (ii) the Board of Directors of the Company shall have withdrawn, modified or amended the Recommendations in a manner adverse to Parent or Merger Sub or failed to publicly reconfirm its Recommendations within ten (10) business days of receipt of a written request by Parent to provide such reaffirmation following an Acquisition Proposal, (iii) the Board of Directors of the Company shall have resolved or announced its intention to recommend to the Company Stockholders that they approve an Acquisition Proposal other than the Merger, or (iv) if any Primary Stockholder is then in material breach of any of its voting obligations under the Voting Agreement.

          (e)   Parent, by giving written notice to the Company, may terminate this Agreement on or after the date that is ten (10) business days after the satisfaction or waiver of all of the conditions to Parent's or Merger Sub's obligation to consummate the Merger set forth in Sections 7.1 and 7.2 (other than those conditions that by their nature are to be satisfied at the Closing), if Parent or Merger Sub shall not have received the proceeds of the Debt Financing (other than as a result of Parent's or Merger Sub's breach of its obligations under this Agreement, including Section 6.6); provided that the termination under this Section 8.2(e) shall not be effective unless Parent pays the Parent Termination Fee within two (2) business days after such termination.

        Section 8.3    Effect of Termination.

          (a)   In the event of a termination and abandonment of this Agreement by either Parent or the Company as provided in this Section 8, this Agreement shall immediately become void and have no effect, and none of Parent, Merger Sub, the Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability or obligation of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that Section 8.3 (Effect of Termination), Section 8.4 (Fees and Expenses), Article IX (Miscellaneous) and all other obligations of the Parties specifically intended to be performed after the termination of this Agreement shall survive any termination of this Agreement.

          (b)   Except as set forth in Sections 8.3(c) and (d), neither Parent nor the Company shall be relieved or released from any liabilities or damages (established in accordance with applicable law)

  arising out of any breach of any provision of this Agreement or any other agreement delivered in connection herewith or any fraud.

          (c)   Notwithstanding anything to the contrary in this Agreement, in the event the Parent Termination Fee or the Regulatory Termination Fee becomes payable and is paid by Parent or the Guarantors in accordance with the terms of Section 8.4(b), the Company's right to receive payment of the Parent Termination Fee or the Regulatory Termination Fee, as applicable, pursuant to Section 8.4(b) shall be the sole and exclusive remedy of the Company and its Subsidiaries against Parent, Merger Sub and the Guarantors for any breach, loss or damage suffered as a result of the failure of the Merger to be consummated, and upon payment of such amount, neither Parent, Merger Sub nor the Guarantors shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby (other than the Confidentiality Agreement), in each case whether based on contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or Legal Requirement or otherwise and whether by or through attempted piercing of the corporate or partnership veil, by or through a claim by or on behalf of a party hereto or another person or otherwise. For the avoidance of doubt, in the event the Parent Termination Fee or the Regulatory Termination Fee becomes payable and is paid by Parent or the Guarantors in accordance with the terms of Section 8.4(b), (i) neither Parent, Merger Sub nor the Guarantors shall have any liability under or in respect of this Agreement or the transactions related thereto (other than the Confidentiality Agreement) in excess of an aggregate amount equal to, or other than in respect of, the Parent Termination Fee or the Regulatory Termination Fee, as applicable, whether to the Company or to any former, current or future direct or indirect equity holder, controlling person, stockholder, director, officer, employee, member, manager, agent or affiliate thereof or any former, current or future direct or indirect equity holder, controlling person, stockholder, director, officer, employee, member, manager, agent or affiliate of any of the foregoing, and (ii) the Company shall not be entitled to seek any specific performance remedies pursuant to Section 9.10 (other than to specifically enforce its right to be paid any of the Parent Termination Fee or Regulatory Termination Fee, as applicable).

          (d)   Notwithstanding anything to the contrary in this Agreement, in the event the Termination Fee becomes payable and is paid by the Company in accordance with the terms of Section 8.4(a), Parent's right to receive payment of the Termination Fee pursuant to Section 8.4(a) shall be the sole and exclusive remedy of Parent and Merger Sub against the Company for any breach, loss or damage suffered as a result of the failure of the Merger to be consummated, and upon payment of such amount, the Company shall have no further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby (other than the Confidentiality Agreement), in each case whether based on contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or Legal Requirement or otherwise and whether by or through attempted piercing of the corporate or partnership veil, by or through a claim by or on behalf of a party hereto or another person or otherwise. For the avoidance of doubt, in the event the Termination Fee becomes payable and is paid by the Company, then (i) in no event shall the Company have any liability under or in respect of this Agreement or the transactions related thereto (other than the Confidentiality Agreement) in excess of an aggregate amount equal to, or other than in respect of, the Termination Fee, whether to the Parent, Merger Sub or to any former, current or future direct or indirect equity holder, controlling person, stockholder, director, officer, employee, member, manager, agent or affiliate thereof or any former, current or future direct or indirect equity holder, controlling person, stockholder, director, officer, employee, member, manager, agent or affiliate of any of the foregoing, and (ii) neither Parent or Merger Sub shall be entitled to seek any specific performance remedies pursuant to Section 9.10 (other than to specifically enforce its right to be paid the Termination Fee).

        Section 8.4    Fees and Expenses.

          (a)   The Company will pay to Parent, or cause to be paid, an amount equal to Five Million and 00/100 Dollars ($5,000,000.00) (the "Termination Fee"):

              (i)  if this Agreement is terminated by Parent pursuant to Section 8.2(d)(i), (ii) or (iii), in which event payment will be made within two (2) business days after such termination;

             (ii)  if this Agreement is terminated by the Company pursuant to Section 8.2(c)(ii), in which event payment will be made prior to or concurrently with the time of termination; or

            (iii)  in the event that all of the following events have occurred: (A) this Agreement is validly terminated by either Parent or the Company pursuant to Section 8.2(b); (B) at or prior to the time of such termination an Acquisition Proposal shall have been disclosed, announced, commenced, submitted or made; and (C) within twelve (12) months following termination of this Agreement, a transaction that if proposed prior to termination would have constituted an Acquisition Proposal, is consummated by the Company (whether or not relating to any Acquisition Proposal made at or prior to the time of termination of this Agreement) or the Company enters into a definitive agreement with another Person (other than Parent) providing for the consummation of an Acquisition Proposal by the Company (and such Acquisition Proposal is ultimately consummated, even if such consummation occurs after such twelve (12) month period and whether or not relating to any Acquisition Proposal made at or prior to the time of termination of this Agreement), in which event payment will be made prior to or concurrent with the date such transaction is consummated.

  Any such payment shall be reduced by any amounts as may be required to be deducted or withheld therefrom under applicable Tax Law. In no event shall the Company be required to pay the Termination Fee referred to in this Section 8.4(a) on more than one occasion. Following payment of the Termination Fee, the Company shall have no further liability to Parent, Merger Sub or the other persons referred to in the second sentence of Section 8.3(d) with respect to this Agreement or the transactions contemplated hereby (other than the Confidentiality Agreement).

          (b)   (i)  Parent shall pay to the Company, or cause to be paid, an amount equal to Fifteen Million and 00/100 Dollars ($15,000,000.00) in cash (the "Parent Termination Fee"), such payment to be made within two (2) business days after such termination, if (x) this Agreement is terminated by Parent pursuant to Section 8.2(e) or (y) (A) this Agreement is terminated by the Company pursuant to Section 8.2(b)(i) or Section 8.2(c)(i) and (B) neither Parent nor Merger Sub shall have received the proceeds of the Debt Financing (other than as a result of Parent's or Merger Sub's breach of its obligations under this Agreement) within ten (10) business days after the satisfaction or waiver of all of the conditions to Parent's or Merger Sub's obligation to consummate the Merger set forth in Sections 7.1 and 7.2 (other than those conditions that by their nature are to be satisfied at the Closing and other than any such conditions that have not been satisfied as a result of Parent's or Merger Sub's material breach or failure to otherwise perform hereunder).

             (ii)  Parent shall pay to the Company, or cause to be paid, an amount equal to Seven Million Five Hundred Thousand and 00/100 Dollars ($7,500,000.00) in cash (the "Regulatory Termination Fee"), such payment to be made within two (2) business days after such termination, if (A) this Agreement is terminated by the Company or Parent pursuant to Section 8.2(a) (solely insofar as it relates to an Antitrust Order) or Section 8.2(b)(i) or the Company pursuant to Section 8.2(c)(i) and (B) Parent and Merger Sub shall have failed to consent to or implement any Material Divestiture Action and such failure to consent to or implement any Material Divestiture Action shall have been the cause of the failure of any of the conditions set forth in Section 7.1(a), Section 7.1(b), Section 7.1(d) or Section 7.2(b) to have been satisfied and (C) all of the other conditions to Parent's or Merger Sub's obligation to consummate the Merger set forth in Sections 7.1 and 7.2 shall have been satisfied or waived (other than (x) those conditions that by their nature are to be satisfied at the Closing and (y) those other conditions that have not been satisfied as a result of Parent's or Merger Sub's material breach or failure to otherwise perform hereunder).

            (iii)  In no event shall Parent be required to pay both the Parent Termination Fee and the Regulatory Termination Fee and in no event shall Parent be required to pay the Parent Termination Fee or the Regulatory Termination Fee on more than one occasion and following payment of the Parent Termination Fee or the Regulatory Termination Fee, as applicable, Parent, Merger Sub and the Guarantors shall have no further liability to the Company or the other persons referred to in the second sentence of Section 8.3(c) with respect to this Agreement, the Guaranty or the transactions contemplated hereby (other than the Confidentiality Agreement).

            (iv)  Any payment of the Parent Termination Fee or the Regulatory Termination Fee shall be reduced by any amounts as may be required to be deducted or withheld therefrom under applicable Tax Law.

          (c)   In the event that this Agreement is terminated by the Company or Parent pursuant to Section 8.2(b)(ii), the Company shall pay to Parent, as promptly as possible (but in any event within two business days) following receipt of an invoice therefor all of Parent's and Guarantors' actual and reasonably documented out-of-pocket fees and expenses (including legal fees and expenses) actually incurred by Parent or the Guarantors on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement, which amount in the aggregate shall not be greater than Three Million and 00/100 Dollars ($3,000,000.00).

          (d)   The parties hereto acknowledge that the agreements contained in this Section 8.4 are an integral part of the transactions contemplated by this Agreement, that without these agreements the parties hereto would not have entered into this Agreement, and that any amounts payable pursuant to this Section 8.4 do not constitute a penalty. If a Party hereto fails to pay another Party any amounts due to the other Party pursuant to this Section 8.4 within the time periods specified in this Section 8.4, the failing Party shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by the other Party in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

          (e)   Any amount that becomes payable pursuant to Section 8.4 shall be paid by wire transfer of immediately available funds to an account or accounts designated by the Party entitled to receive such payment.

          (f)    Except as set forth in this Section 8.4, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid in accordance with the provisions of Section 9.16.

ARTICLE IX
MISCELLANEOUS

        Section 9.1    Headings.     Section and other headings in this Agreement are included solely for convenience and reference and shall not affect in any way the meaning of interpretation of this Agreement.

        Section 9.2    Governing Law.     The validity, construction and interpretation of this Agreement, all disputes among the Parties arising out of this Agreement or the transactions contemplated hereby, and all matters related to but not covered by this Agreement shall be governed by the laws of the State of Delaware without giving effect to the principles of conflicts of laws thereof or of any other jurisdiction.

        Section 9.3    Entire Agreement.     This Agreement, including the exhibits, schedules and the certificates delivered and to be delivered pursuant to this Agreement (which are incorporated into this Agreement by this reference and are made a part hereof), the Guaranty and the Confidentiality Agreement embody the entire agreement and understanding between and among the Parties pertaining to their subject matter, and supersede all prior and contemporaneous agreements, understandings, negotiations, representations and discussions, whether written or oral, pertaining to their subject matter.

        Section 9.4    Assignment.     Neither this Agreement nor any rights or obligations under this Agreement may be assigned, hypothecated or otherwise transferred by any Party without the prior written consent of (i) the Company for an assignment by Parent, or (ii) Parent for an assignment by the Company; provided, that Parent may assign this Agreement or any rights under this Agreement to another entity that is controlled by, controls or is under common control with Parent if Parent remains obligated under this Agreement.

        Section 9.5    Binding Effect.     The provisions of this Agreement shall bind and inure to the benefit of the Parties and their respective successors and permitted assigns.

        Section 9.6    Notices.     Any notice or communication required or permitted by this Agreement shall be deemed sufficiently given if in writing and, if delivered personally, when it is delivered or, if delivered in another manner, the earlier of when it is actually received by the Person to which it is directed, or when the period set forth below expires (whether or not it is actually received):

          (a)   if transmitted by facsimile transmission ("fax"), 24 hours after (i) transmission to the Person's fax number set forth below, with the Person's name and address set forth below clearly shown on the page first transmitted, and (ii) receipt by the transmitting Person of written confirmation of successful transmission, which confirmation may be produced by the transmitting Person's equipment;

          (b)   if deposited with the U.S. Postal Service as certified or registered mail, postage prepaid, and addressed to the Person to receive it as set forth below, 48 hours after such deposit;

          (c)   if sent by Federal Express, or a similar delivery service in general usage for delivery to the address of the Person to receive it as set forth below, 24 hours after the delivery time promised by the delivery service:

      If to Parent or Merger Sub:

      Lextron, Inc.
      620 "O" Street
      P.O. Box 1240
      Greeley, CO 80632
      Attention: John Adent
      Fax No.: (970) 356-4623

      With a copy to:

      Sherman & Howard L.L.C.
      633 17th Street, Suite 3000
      Denver, Colorado 80202
      Attention: Gregory Ramos, Esq.
      Fax No.: (303) 298-0940

      With a copy to:

      Leonard Green & Partners, L.P.
      11111 Santa Monica Blvd., Suite 2000
      Los Angeles, California 90025
      Attention: John M. Baumer
                         Alyse M. Wagner
      Fax No.: (310) 954-0404

      With a copy to:

      Latham & Watkins LLP
      885 Third Avenue
      New York, New York 10022
      Attention: John Giouroukakis, Esq.
      Howard A. Sobel, Esq.
      Fax No: (212) 751-4864

      If to the Company:

      Animal Health International, Inc.
      7 Village Circle, Ste 200
      Westlake, Texas 76262
      Attention: James C. Robison
      Fax No.: (817) 859-3094

      With a copy to:

      DLA Piper LLP
      33 Arch Street, 26th Floor
      Boston, Massachusetts 02110-1447
      Attention: Michael S. Turner, Esq.
      Fax No.: (617) 406-6114

or to such other address as a Person to whom notice is to be given has furnished to the other Persons listed above in the manner provided above.

        Section 9.7    Counterparts.     This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together will constitute a single agreement.

        Section 9.8    Amendment and Waiver.     Subject to applicable law, this Agreement may be amended, modified and supplemented in any and all respects (whether before or after adoption of this Agreement by the Company's stockholders and by the sole stockholder of the Merger Sub) at any time prior to the Effective Time with respect to any terms contained herein; provided, however, that after any such stockholder approval of this Agreement, no amendment shall be made to this Agreement that by law requires further approval or authorization of the Company Stockholders or the sole stockholder of the Merger Sub without such further approval or authorization. This Agreement may not be amended except by an instrument in writing signed on behalf of all Parties. At any time before the Closing, as permitted by applicable Legal Requirements: (i) Parent may extend the time for the performance of any of the obligations or other acts of the Company or waive compliance with any of the agreements of the Company or with any conditions to Parent's obligations; (ii) the Company may extend the time for the performance of any of the obligations or other acts of Parent or Merger Sub or waive compliance with any of the agreements of Parent or Merger Sub or with any conditions to the Company's obligations. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provisions (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided, nor shall any forbearance by a Party to seek a remedy for noncompliance or breach by another Party be construed as a waiver of any right or remedy with respect to such noncompliance or breach.

        Section 9.9    Severable Provisions.     If any provision of this Agreement is determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially enforceable provisions to the extent enforceable, shall nevertheless be binding and enforceable.

        Section 9.10    Specific Performance.     The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the provisions contained in this Agreement were not performed (including failing to take such actions as are required hereunder to consummate this Agreement) in accordance with their specified terms or were otherwise breached. It is therefore acknowledged and agreed that prior to the valid termination of the Agreement as permitted under Article VIII, the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. The Parties agree that they will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that other Parties have an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. In the event a Party seeks an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, such Party, as applicable, shall not be required to provide any bond or other security in connection with any such Order or injunction. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. For the avoidance doubt the Parties hereby agree that: (i) in the event the Parent Termination Fee or Regulatory Termination Fee becomes payable in accordance with the terms of Section 8.4(b), the Company shall not be entitled to seek any specific performance remedies pursuant to this Section 9.10 (other than to specifically enforce its right to be paid any of the Parent Termination Fee or Regulatory Termination Fee, as applicable) and the Company's sole and exclusive remedies with respect to such matters shall be set forth in Section 8.4(b) and (ii) in the event the Termination Fee becomes payable in accordance with the terms of Section 8.4(a), neither Parent nor Merger Sub shall be entitled to seek any specific performance remedies pursuant to this Section 9.10 (other than to specifically enforce its right to be paid the Termination Fee) and Parent's and Merger Sub's sole and exclusive remedies with respect to such matters shall be set forth in Section 8.4(a).

        Section 9.11    Exclusive Consent to Jurisdiction.     Each of the Parties hereto: (i) irrevocably agrees that any legal action or proceeding with respect to this Agreement, and the rights and obligations arising hereunder, or for the recognition and enforcement of any judgment in respect of this Agreement, and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (ii) irrevocably consents to submit itself to the personal jurisdiction of any court of competent jurisdiction located in the State of Delaware with respect to any and all disputes arising out of: (A) this Agreement, including the validity construction and interpretation hereof and the rights and remedies of the Parties hereunder and thereunder; (B) any of the transactions contemplated by this Agreement; and (C) any matters related to but not covered hereby; (iii) agrees that it will not commence any action, suit or proceeding relating thereto except in such courts, agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court, and, to the fullest extent permitted by applicable law, irrevocably waives and agrees not to assert any claim that the suit, action or proceeding in such court is brought in an inconvenient forum, the venue of such suit, action or proceeding is improper, or this Agreement or the subject matter hereof, may not be enforced in any such courts; (iv) agrees that service of process in any such suit, action or proceeding may be effected by notice by any of the means provided in Section 9.6; and (iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by laws.

        Section 9.12    Waiver of Jury Trial.     TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM WITH RESPECT TO ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE.

        Section 9.13    Attorneys' Fees.     The Prevailing Party shall be entitled to recover all costs and expenses, including reasonable attorneys' fees, expert witness fees, court costs and all other costs and expenses incurred in any action or proceeding arising out of this Agreement or as to any matters related to but not covered by this Agreement. "Prevailing Party" for purposes of this Section 9.13 includes a party who agrees to dismiss an action or proceeding upon the other's payment of the sums allegedly due or for performance of the covenants, undertakings or agreements allegedly breached, or who obtains substantially the relief it sought.

        Section 9.14    Representations and Warranties.     The respective representations and warranties of Parent, Merger Sub and the Company contained herein or in any certificate or other instrument delivered pursuant hereto prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto or any knowledge of any party (including any employee of any party) for whose benefit such representations and warranties are made. The representations and warranties of the Company, Parent and Merger Sub contained herein expire and shall be terminated and extinguished at the Effective Time. This Section 9.14 shall have no effect upon any other obligation of the Parties, whether to be performed before or after consummation of the Merger.

        Section 9.15    No Third Party Beneficiaries.     Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties who are signatories hereto any right, benefit or remedy of any nature; provided, that the Indemnified Parties shall be third party beneficiaries of, and entitled to enforce, Section 6.4.

        Section 9.16    Fees and Expenses.     Subject to the provisions of Section 8.4, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses; provided that the fees and expenses of printing and mailing the Proxy Statement and all filing and other fees paid to the SEC in connection with the Merger shall be borne equally by Parent and the Company; provided further that Parent and the Company shall be equally responsible for all expenses and filing fees (other than expenses of counsel to the Company) incurred or paid in connection with filings pursuant to the HSR Act or any other Antitrust Law in connection with the consummation of the transactions contemplated by this Agreement

[Signature page follow.]

        IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

PARENT:	LEXTRON, INC.
	By	/s/ JOHN ADENT
Name: John Adent Title: President and Chief Executive Officer
MERGER SUB:	BUFFALO ACQUISITION, INC.
	By	/s/ DAVID R. WAGLEY
Name: David R. Wagley Title: Vice President, Treasurer and Secretary
THE COMPANY:	ANIMAL HEALTH INTERNATIONAL, INC.
	By	/s/ WILLIAM F. LACEY
Name: William F. Lacey Title: Senior Vice President and Chief Financial Officer

[Signature page to Agreement and Plan of Merger]

EXHIBIT A

Certificate of Incorporation